Exhibit 10.21

DEVELOPMENT MANAGEMENT AGREEMENT

(Concord Naval Weapons Station)

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TABLE OF CONTENTS

(Continued)

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TABLE OF CONTENTS

(Continued)

Exhibit A	Included Services
Exhibit B	Excluded Services
Exhibit C	Lennar Concord and Manager Representatives
Exhibit D	Initial Budget
Exhibit E	Payment Processing Deadlines and Protocols
Exhibit F	Lennar Concord Submittals Protocols

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DEVELOPMENT MANAGEMENT AGREEMENT

(Concord Naval Weapons Station)

This DEVELOPMENT MANAGEMENT AGREEMENT (CONCORD NAVAL WEAPONS STATION) (as amended from time to time in accordance herewith, this “Agreement”) is made and entered into effective as of July 2, 2016 (the “Effective Date”), by and between LENNAR CONCORD, LLC, a Delaware limited liability company (“Lennar Concord”), and TSC MANAGEMENT CO., LLC, a Delaware limited liability company (“Manager”). Certain capitalized terms used in this Agreement are defined or cross-referenced in Article 1. The Parties are entering into this Agreement with reference to the following facts and circumstances:

RECITALS

A. Lennar Concord and the City of Concord, a California municipal corporation in its capacity as local reuse authority for the Concord Naval Weapons Station (the “City”), are parties to that certain Agreement to Negotiate dated as of May 26, 2015 (as amended as of the date that the Parties executed and delivered this Agreement and as may be further amended from time to time, the “ENA”), pursuant to which the City and Lennar Concord agreed to negotiate a detailed term sheet for the first phase of development of, and agreed on procedures and standards for the negotiation and drafting of a proposed disposition and development agreement (“DDA”) for, development of a mixed-use project (the “Project”) on certain portions of the former Concord Naval Weapons Station, all as more particularly described therein.

B. Prior to the Effective Date, Lennar Concord’s day-to-day management and pursuit of the opportunity to acquire the Project had been undertaken by certain employees of Lennar (or a subsidiary thereof). As of the Effective Date, those same individuals terminated their employment with Lennar and become employees of Five Point Communities Management, Inc., which is indirectly owned and controlled by Five Point Operating Company, LLC (“Five Point”). Five Point Controls Manager.

C. Lennar Concord and Manager acknowledge that the ownership, planning and development of the Project naturally fits within the business model of Five Point, and that Lennar Concord and Five Point desire to consider the transition of the Project to Five Point or an Affiliate of Five Point, subject to (among other things) an agreement by and between Lennar Concord and Five Point (or an Affiliate of Five Point) wherein Lennar Concord transfers, assigns or otherwise conveys its interests in the Project to Five Point (or an Affiliate of Five Point) for such consideration as may be set forth therein and the receipt of any required approval by the City of such transfer.

D. Unless and until any such transfer occurs, Lennar Concord desires to retain Manager to provide certain management services described herein with respect to the Project during the term hereof, and Manager desires to provide such management services, all as more particularly set forth herein.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

Definitions

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly through one (1) or more intermediaries, Controls, is Controlled by or is under Common Control with such specified Person. For purposes of this Agreement, neither Manager nor Lennar Concord shall be deemed to be an Affiliate of the other.

“Agreement” is defined in the preamble to this Agreement.

“Applicable Laws” means all federal, state and local laws, regulations, codes, ordinances, requirements and regulations, including building codes, zoning ordinances, orders and requirements of any Governmental Entities or any local Board of Fire Underwriters or Insurance Services offices having jurisdiction with respect to the Entitlements, the Project or other applicable matter.

“Application for Payment” is defined in Section 5.2.3.

“Approve” means the prior written consent of a Party or other applicable Person to the matter presented, which, in the case of the Parties, shall not be unreasonably withheld, conditioned or delayed unless otherwise expressly set forth in this Agreement. “Approval”, “Approved” and other variations of Approve have correlative meanings.

“Architects/Engineers” means any and all architects and engineers that are party to a Design and Engineering Contract.

“Bankruptcy” means, with respect to a specified Person, (a) the voluntary filing of an application by such Person for relief of such Person under any federal or state bankruptcy or insolvency law, (b) such Person’s consent to the appointment of a trustee, receiver, liquidator, or custodian of itself or a substantial part of its assets, (c) the entry of an order for relief with respect to such Person in proceedings under the United States Bankruptcy Code, as amended or superseded from time to time, (d) the making by such Person of a general assignment for the benefit of creditors, (e) the involuntary filing of an application for relief against such Person under any federal or state bankruptcy law, or the entry (if opposed by the Person) of an order, judgment, or decree by any court of competent jurisdiction appointing a trustee, receiver, or custodian of the assets of such Person, unless the application or proceedings, as the case may be, are dismissed within ninety (90) days, (f) the failure by such Person generally to pay its debts as they become due within the meaning of section 303(h)(1) of the United States Bankruptcy Code, as determined by the Bankruptcy Court, or the Person’s admission in writing of its inability to pay its debts as they become due, (g) the commencement by such Person of a voluntary case or other proceedings seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar Law now or hereafter in effect, or the consent by such Person to any relief or to the appointment or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (h) the dissolution of such Person in whole or in part.

“Budget” is defined in Section 5.1.1.

“Business Day” means a day other than a Saturday, Sunday or holiday recognized by federally insured banks in the State of California.

“City” is defined in the Recitals.

“Claim” means any and all demands, actions, litigation, suits, arbitrations, mediations, investigations by Governmental Entities, disputes, controversies or similar claims, whether or not made by third parties or arising out of events affecting third parties.

“Common Control” means that two or more Persons are Controlled by the same other Person.

“Consulting Contracts” means any contracts or agreements executed by or on behalf of Lennar Concord and a Project Consultant for management, consulting, professional or other services with respect to the Entitlements.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. The possession, directly or indirectly, by another Person of a right to directly or indirectly approve or consent to (or otherwise restrict) certain business or affairs of such Person through major decision rights or similar protective approval rights shall not, in and of itself, constitute or indicate Control, nor shall a Person be deemed not to possess Control solely because another Person possesses, directly or indirectly, such major decision rights or similar protective approval rights with respect to such Person. “Controlled” and “Controlling” have correlative meanings.

“Corporate Team Reimbursement” is defined in Section 5.2.1.

“DDA” is defined in the Recitals.

“Defaulting Party” is defined in Section 6.2.

“Delegation of Authority” is defined in Section 2.9.

“Design and Engineering Contracts” means any contracts or agreements executed by or on behalf of Lennar Concord and an Architect/Engineer for architectural, design, design-build or engineering work or services in connection with the Entitlements, including any architect, civil engineering, structural engineering, mechanical engineering and surveying services.

“Development Agreement” means an agreement consistent with the requirements of, and approved pursuant to, Government Code section 65864 et seq. by and between Lennar Concord and the City and addressing development of the Project or any portion thereof.

“Effective Date” is defined in the preamble to this Agreement.

“Employer Affiliate” means any Affiliate of Manager that is the employer of any personnel that perform Manager’s obligations under this Agreement.

“Entitlement Costs” means all costs with respect to the Entitlements and the Services.

“Entitlements” means receipt of all requisite Governmental Approvals, and to the extent applicable, execution and delivery of the DDA, the Development Agreement, and any other discretionary actions by or agreements with the City (and any other applicable Governmental Entity), receipt of all requisite approvals by the City and any other Governmental Entities of the Environmental Document and the Specific Plan and all other discretionary approvals, agreements, permits and rights to develop the Project from, by or with the City and any other Governmental Entities (and, with respect to any of the above, the expiration of any appeal period with respect to such approvals or resolution of any such appeals in favor of the approvals), all as contemplated by the ENA.

“ENA” is defined in the Recitals.

“Entity” means any corporation, firm, partnership, limited liability company, limited partnership, association, joint venture, or any similar entity.

“Environmental Documents” means, collectively, all of the documents prepared and approved by the City in compliance with the California Environmental Quality Act to support the City’s approval of the Entitlements.

“Event of Default” is defined in Section 6.2.

“Financial Assurances” is defined in Section 3.5.

“Five Point” is defined in the Recitals.

“Government Lists” is defined in Section 11.1.7.3.

“Governmental Approvals” means any required governmental approvals from any Governmental Entities required for the Entitlements.

“Governmental Entity” means any court, administrative agency or commission, or other governmental or quasi-governmental organization with jurisdiction over the Project or other applicable matter, including the City.

“Independent Contractors” means any and all Architects/Engineers, Project Consultants, suppliers, title companies, escrow companies, construction means and methods forensic consultants and other personal and independent contractors that are contracted by or on behalf of Lennar Concord to provide any work, materials, labor or services in connection with the Entitlements. Manager shall not be deemed to be an “Independent Contractor” hereunder, provided that the Parties agree that Manager’s relationship to Lennar Concord is that of an independent contractor and not an Affiliate or employee, and Manager’s and any Employer

Affiliate’s workforce shall not in any event be deemed to be employees of Lennar Concord or any Affiliate thereof. Manager shall be solely responsible for the means and methods of completing the Services hereunder and neither Lennar Concord nor any Affiliate thereof shall have any liability to Manager or any Employer Affiliate or any employee of any of them as an employer in fact.

“Judge” is defined in Section 10.2.2.

“Lennar” means (i) Lennar Corporation, a Delaware corporation, (ii) in the event of the merger of Lennar Corporation with or into any other Entity, the Entity resulting from such merger, (iii) in the event any Entity acquires all or substantially all of the assets of Lennar Corporation, such acquiring Entity, or (iv) in the event of a conversion of Lennar Corporation into another form or Entity or its redomestication to another jurisdiction, the new converted form of Entity or redomesticated Entity.

“Lennar Concord” is defined in the preamble to this Agreement and includes its permitted successors and assigns hereunder.

“Lennar Concord Representatives” means the individuals listed on Exhibit C as Lennar Concord Representatives, as amended from time to time by Lennar Concord in accordance herewith, and any other individual to whom Lennar Concord delegates authority pursuant to a Delegation of Authority. For the avoidance of doubt, a Lennar Concord Representative shall have the right to execute and deliver any Approval or any Delegation of Authority hereunder on behalf of Lennar Concord.

“Lennar Concord Submittals” is defined in Section 4.2.

“Lennar Concord Submittals Protocols” is defined in Section 4.2.

“Losses” is defined in Section 7.1.

“Management Fee” is defined in Section 5.2.1.

“Manager” is defined in the preamble to this Agreement or means its permitted successors and assigns hereunder.

“Manager Representatives” means the individuals listed on Exhibit C as Manager Representatives, as amended from time to time by Manager in accordance herewith, and any other individual to whom Manager delegates authority pursuant to a Delegation of Authority. For the avoidance of doubt, a Manager Representative shall have the right to execute and deliver any Approval or any Delegation of Authority hereunder on behalf of Manager.

“Non-Defaulting Party” is defined in Section 6.2.

“Parties” means Lennar Concord and Manager.

“Party” means Lennar Concord or Manager, as the context requires.

“Payment Processing Deadlines and Protocols” is defined in Section 3.2.

“Performance Standard” means the level of care and diligence generally expected of developers of projects comparable in size, use, complexity, location and stage of development to the Project.

“Person” means any natural person, Entity or Governmental Entity.

“Project” is defined in the Recitals.

“Project Consultants” means any and all attorneys, professionals, managers and other consultants that are party to a Consulting Contract.

“Project Contract Modifications” means any amendment, restatement or other modification to a Project Contract.

“Project Contracts” means the Design and Engineering Contracts, Consulting Contracts and any other contracts or agreements executed by or on behalf of Lennar Concord with respect to the Entitlements, as the same may be amended, restated or otherwise modified by a Project Contract Modification.

“Project Requirements” means, as they relate to the Entitlements, all Applicable Laws and Governmental Approvals and the terms, conditions and requirements of the ENA.

“Project Team” is defined in Section 5.2.1.

“Project Team Reimbursement” is defined in Section 5.2.1.

“Requesting Party” is defined in Section 9.3.

“Schedule of Performance” means a schedule to obtain the Entitlements that is Approved by Lennar Concord and Manager after the Effective Date, as such schedule is revised from time to time in accordance herewith.

“Services” is defined in Section 2.1.

“Specific Plan” means a specific plan consistent with the requirements of, and approved by the City pursuant to, Government Code section 65450 et seq. and addressing development of the Project.

“Transfer” means to convey, transfer, sell or assign. “Transferred”, “Transferring” and other variations of Transfer have correlative meanings.

ARTICLE 2

Engagement and Services of Manager

2.1 Engagement. Lennar Concord hereby engages Manager as an independent contractor to (i) manage, perform, arrange, supervise, coordinate, and negotiate contracts with third parties on Lennar Concord’s behalf for all pre-development and development services necessary or appropriate to obtain the Entitlements, (ii) exercise the rights and perform the obligations of Lennar Concord under the ENA and (iii) perform all other services and all duties of Manager more particularly described in this Agreement (collectively, the “Services”), in each case subject to the restrictions, approval rights of Lennar Concord, and other terms and conditions of this Agreement.

2.2 Acceptance of Engagement and Performance Standard. Manager hereby accepts its engagement to perform the Services and, subject to the terms of this Agreement, shall utilize the Performance Standard to perform the Services in a manner that is consistent with the Budget, consistent with the Schedule of Performance and in compliance with the Project Requirements. The Parties acknowledge and agree that: (i) Manager is not acting as a general contractor and is not an architect, structural, civil or other engineer or other design professional, and shall not be required to provide any construction, design or other architectural services under this Agreement; (ii) this Agreement and Manager’s performance hereunder shall not constitute a guaranty by Manager of the performance of the Independent Contractors; (iii) Manager has not guaranteed any projected results in any Budget, Schedule of Performance or other projection; and (iv) Manager shall not have any liability for any actions taken at the express written direction or request of a Lennar Concord Representative, provided that Manager shall inform such Lennar Concord Representative prior to taking any such action that Manager believes is materially inconsistent with the Project Requirements. Manager’s review and supervision of any matters submitted by the Independent Contractors shall not constitute any representation or warranty by Manager (and Manager makes no such representation or warranty) that such matters or any work performed by such Persons in connection therewith comply with Applicable Laws or requirements or applicable standards of care or as to the accuracy of such matters, including methods and material (other than, to the extent applicable, that such matter or work accurately reflects data provided by Manager to such Independent Contractors). In performing the Services, Manager shall be authorized to use not only its own employees, but also such third-party providers of labor, material and services, including contractors, construction managers, subcontractors, surveyors, engineers, architects, attorneys, consultants and similar experts, as Manager shall deem necessary or appropriate with the Approval of Lennar Concord or otherwise consistent with the Budget.

2.3 Specifically Included Services. Subject to the restrictions and other terms and conditions of this Agreement, including compliance with the Performance Standard, the Services shall include the items set forth on Exhibit A. Either Party may from time to time propose revisions to the Services set forth on Exhibit A, which such revisions shall be subject to the Approval of the Parties.

2.4 Specifically Excluded Services. Notwithstanding anything to the contrary herein, the Services shall not include, and Manager shall not be required to perform, any of the matters set forth on Exhibit B, and the provision of such services shall be subject to the Approval of Manager and Lennar Concord and such Approval by Manager may be conditioned upon the payment of mutually acceptable compensation and reimbursement of costs to Manager. Either Party may from time to time propose revisions to the Services set forth on Exhibit B, which such revisions shall be subject to the Approval of the Parties.

2.5 Reporting. Manager shall provide the following quarterly reports to Lennar Concord no later than the thirtieth (30th) day following the end of the calendar quarter (except as provided below), or at such other intervals as the Parties may Approve from time to time:

2.5.1 An update on actual expenditures during the applicable period, including a report showing variances of such expenditures from applicable line item projections in the Budget and, with respect to any such expenditures that are more than Twenty-five Thousand Dollars ($25,000) (or such higher or lower amount as the Parties may Approve) in excess of the applicable line item projections in the Budget, a narrative description regarding the cause thereof; provided, however that Manager shall inform Lennar Concord in writing of any expenditure in excess of such variance as soon as practicable, but in no event more than thirty (30) days after Manager obtains knowledge thereof.

2.5.2 An update on compliance with the Schedule of Performance, including identification of any material variances therefrom.

2.5.3 No later than the tenth (10th) Business Day of each month, a brief, general high-level summary delivered by electronic mail to the Lennar Concord Representatives that sets forth the Services that were performed during the prior month, the Services that are expected to be performed during the following month and the status of the Entitlements, which summary may serve as the agenda for a monthly meeting or conference call between the Parties with respect to such matters.

2.5.4 All material information related to the Entitlements at such times and intervals as are reasonably required by Lennar Concord to prepare Lennar Concord’s business plan and budget.

2.6 Manager Personnel and Representatives. Manager shall assign, remove and replace qualified and experienced personnel to perform Manager’s obligations under this Agreement, including responding to requests made in accordance herewith from Lennar Concord. The personnel so assigned shall be the employees of Manager or its Affiliates and not of Lennar Concord. Without limiting the generality of the foregoing, Manager hereby appoints the individuals listed on Exhibit C as its initial Manager Representatives. The Manager Representatives shall have the authority to bind Manager and execute on behalf of Manager (but, for the avoidance of doubt, not on behalf of Lennar Concord unless expressly provided in a Delegation of Authority) where applicable: (i) Governmental Approvals and other documents, instruments and agreements in connection with the Entitlements, (ii) any Approvals in connection with the subject matter of the Services and (iii) delegations of authority and any other documents, instruments and agreements in connection with this Agreement and/or the Services. Manager may assign new Manager Representatives or remove or replace any Manager Representative from time to time with properly qualified new or replacement individuals by written notice thereof to Lennar Concord. For so long as Five Point Controls Manager, unless otherwise Approved by Lennar Concord, such personnel and individuals shall be employees of Five Point or of its direct or indirect wholly owned subsidiaries.

2.7 Compliance with Laws. Manager shall utilize efforts consistent with the Performance Standard to require the Independent Contractors to comply in all material respects with Applicable Laws in performing their obligations with respect to the Entitlements. Manager shall exercise the Performance Standard to take all steps necessary or appropriate to remove any and all violations of Applicable Laws with respect to the Entitlements and to notify Lennar Concord promptly of (i) all material violations and (ii) all nonmaterial violations of Applicable Laws with respect to the Entitlements that it discovers and that are not promptly remedied promptly following discovery by Manager. Manager shall, at the cost of Lennar Concord, utilize efforts in accordance with the Performance Standard to obtain and maintain, in Lennar Concord’s (or, at the request of Lennar Concord, its Affiliate’s) name whenever possible, all licenses and permits required by Applicable Law of Lennar Concord in connection with obtaining the Entitlements (or any portion thereof). Manager shall be responsible for, shall obtain and maintain in good standing, and shall pay all costs and expenses in connection with, any and all licenses Manager is required to have under Applicable Law in connection with the performance of the Services. The costs of compliance and licenses (but not including the costs of licenses Manager is required to have in connection with the performance of the Services) shall be Entitlement Costs.

2.8 Compliance with Project Requirements. In performing the Services, Manager shall utilize efforts consistent with the Performance Standard to require the Independent Contractors to comply with all applicable Project Requirements.

2.9 Appointment as Authorized Representative and Delegation of Authority. Either Party may from time to time propose or update a written delegation of authority from Lennar Concord to Manager to (i) finalize and submit final applications and submittals for Governmental Approvals on behalf of Lennar Concord, and/or (ii) take other specified actions on behalf of Lennar Concord with respect to the Project, which delegation of authority shall be subject to the Approval of the Parties (any such written delegation, including to the extent set forth in the Lennar Concord Submittals Protocols and the Payment Processing Deadlines and Protocols, as the same may be modified from time to time with the Approval of the Parties, a “Delegation of Authority”). Except to the extent set forth in a Delegation of Authority, Lennar Concord shall retain all authority to finalize and submit final applications and submittals for Governmental Approvals and execute and deliver all documents, instruments and agreements, including Project Contracts and Project Contract Modifications, with respect to the Entitlements. If the Parties Approve a Delegation of Authority, Lennar Concord shall execute such powers of attorney or other documents reasonably required to evidence such Delegation of Authority, and Manager shall utilize efforts consistent with the Performance Standard to take all actions and execute and deliver all such documents, instruments and agreements, governed by such Delegation of Authority. Either Party shall have the right to terminate a Delegation of Authority upon delivery of prior written notice to the other Party. If Manager enters into any document, instrument or agreement on behalf of Lennar Concord pursuant to a Delegation of Authority, it shall execute such document, instrument or agreement as agent for Lennar Concord, and shall not assume any personal liability solely as a result of its execution of such document, instrument or agreement.

2.10 Manager Not Obligated to Execute Project Contracts. Notwithstanding anything to the contrary in this Agreement, except as expressly required in a Delegation of Authority, in no event shall Manager be required to: (i) enter into any Project Contracts, Project Contract Modifications, applications or assurances with respect to Governmental Approvals or bonds, or any other document, instrument or agreement on behalf of Lennar Concord; (ii) enter into any such contracts, documents and agreements in its own name; or (iii) execute or enter into any loan document as agent for Lennar Concord or certify (or perform a similar function) to any lender as to any information in connection with the Project, regardless of whether such certification and the delivery thereof by Lennar Concord to a lender is required under the applicable loan documents; provided, however, if, in order to obtain the Entitlements, Lennar Concord is required to give any written representations to any Governmental Entity with respect to the subject matter of the Services performed by Manager hereunder and relating to any period after the Effective Date, then on the request of Lennar Concord given prior to giving such representations Manager shall give Lennar Concord a written representation to the knowledge of the Manager Representatives regarding the accuracy of the factual matters underlying such representations to such Governmental Entities and Lennar Concord may rely on such representations in giving such representation to such Governmental Entities.

ARTICLE 3

Payment of Entitlement Costs; Financial Assurances

3.1 Responsibility for Entitlement Costs. All Entitlement Costs shall be the responsibility of and shall be paid directly by Lennar Concord.

3.2 Payment Processing Deadlines and Protocols. It is understood and agreed that the timely payment of Independent Contractors and Governmental Entities is critical to successfully obtaining the Entitlements in accordance with the Budget and the Schedule of Performance. The Parties agree to cooperate in good faith to timely process and Approve the payment of all Entitlement Costs. In furtherance thereof, Manager has established and will utilize the Performance Standard to comply with the written payment Approval and processing terms and procedures designed to meet and be consistent with the terms of the Project Requirements as set forth on Exhibit E attached hereto (as the same may be modified from time to time with the Approval of the Parties, the “Payment Processing Deadlines and Protocols”). Either Party may from time to time propose an update to the Payment Processing Deadlines and Protocols, which such update shall be subject to the Approval by the Parties. The Parties shall comply with the Payment Processing Deadlines and Protocols.

3.3 Payment of Entitlement Costs. Upon the recommendation for payment by Manager and Approval by Lennar Concord, Lennar Concord shall timely make all payments for Entitlement Costs in accordance with the terms of the applicable Project Requirements under which the obligation to make such payment arose or otherwise are subject and in accordance with the Payment Processing Deadlines and Protocols.

3.4 Reimbursement. Manager shall have no obligation to incur or pay any Entitlement Costs, including, for the avoidance of doubt, any costs to develop, including planning, design, budgeting for, permitting, bidding or contracting relating to the Entitlements. If Manager pays any such costs for which Lennar Concord is responsible hereunder in accordance with the Budget or as otherwise Approved by Lennar Concord, Lennar Concord shall reimburse Manager for such costs. The salaries and benefits for Manager’s (or its Affiliates’) officers, employees and other staff, and Independent Contractors contracted by Manager or its Affiliates that are not expressly Approved for reimbursement by Lennar Concord (and not solely through Approval of the Budget), are not Entitlement Costs hereunder and are not subject to reimbursement under this Section 3.4.

3.5 Financial Assurances. To the extent any bonding, guaranties, deposits or other credit support or financial assurances (collectively, “Financial Assurances”) are required with respect to the Entitlements, such Financial Assurances shall be provided or caused to be provided by Lennar Concord, and Manager shall not have any responsibility to provide or pay for any such Financial Assurances or provide any indemnities in connection therewith.

ARTICLE 4

Lennar Concord’s Responsibilities

4.1 Cooperation of Lennar Concord. Upon request by Manager at any time and from time to time, Lennar Concord shall furnish Manager with any and all information and documents reasonably available to Lennar Concord and reasonably required by Manager to perform the Services.

4.2 Lennar Concord Submittals. The Parties acknowledge that the timely processing of Design Documents, Governmental Approvals, Project Contracts, Project Contract Modifications and other documents, instruments and agreements with respect to the Entitlements (collectively, “Lennar Concord Submittals”) is critical to the successful performance of the Services and Completion of the Entitlements in accordance with the Budget and the Schedule of Performance, and the Parties agree to cooperate in good faith to timely process such matters. In order to establish timeframes and procedures for processing the Lennar Concord Submittals, attached as Exhibit F are procedures, a schedule and a matrix of authority with respect to the processing of the Lennar Concord Submittals (as the same may be modified from time to time with the Approval of the Parties, the “Lennar Concord Submittals Protocols”). Either Party may from time to time propose an update to the Lennar Concord Submittals Protocols, which such update shall be subject to the Approval by the Parties. The Lennar Concord Submittals Protocols shall include a reasonable period of time for Lennar Concord’s representatives to review and provide comments with respect to the Lennar Concord Submittals, which periods shall be consistent with requirements of the Schedule of Performance, to the extent applicable. Lennar Concord shall review and provide any comments to any Lennar Concord Submittal within the time frames set forth in the Lennar Concord Submittals Protocols, and if Lennar Concord objects to any material portion of an Lennar Concord Submittal, it shall provide such objection in writing and meet with Manager regarding such Lennar Concord Submittal. In no event shall Manager or Lennar Concord take any action that is materially inconsistent with the Lennar Concord Submittals Protocols unless otherwise Approved by the other Party.

4.3 Lennar Concord Personnel and Representatives. Lennar Concord shall assign, remove and replace qualified and experienced personnel to perform Lennar Concord’s obligations under this Agreement, including responding to requests made in accordance herewith from Manager. The personnel so assigned shall be the employees of Lennar Concord or its Affiliates and not of Manager. Without limiting the generality of the foregoing, Lennar Concord hereby appoints the individuals listed on Exhibit C as its initial Lennar Concord Representatives. The Lennar Concord Representatives shall have the authority to bind Lennar Concord and execute on behalf of any of them (i) Governmental Approvals, Project Contracts, Project

Contract Modifications and other documents, instruments and agreements in connection with the subject matter of the Services, (ii) any Approvals in connection with the subject matter of the Services and (iii) any other documents, instruments and agreements in connection with this Agreement and/or the Services. Lennar Concord may assign new Lennar Concord Representatives or remove or replace any Lennar Concord Representative from time to time with properly qualified new or replacement individuals by written notice thereof to Manager. For so long as Lennar Controls Lennar Concord, such personnel and individuals shall be employees of Lennar or its direct or indirect wholly owned subsidiaries.

4.4 Contract Documents; Indemnity Provisions. Lennar Concord shall provide to Manager a form or forms of Independent Contractor indemnity provisions to be inserted into initial drafts of Project Contracts, which shall provide indemnification in favor of both Lennar Concord and its Affiliates and Manager. Unless otherwise directed by Lennar Concord, Manager shall utilize efforts consistent with the Performance Standard to have the Lennar Concord-provided indemnity provisions incorporated into the initial draft of each Project Contract prepared by Manager with respect to the Entitlements pursuant to this Agreement. Lennar Concord shall be responsible for reviewing, negotiating and Approving any changes requested to any such indemnity provisions or any other legal terms of the Project Contracts.

ARTICLE 5

Budgets and Compensation and Schedule of Performance

5.1 Budgets.

5.1.1 Current Budget. Attached as Exhibit D is the initial budget set forth on a monthly basis for the Entitlement Costs (as updated from time to time in accordance herewith, the “Budget”). Such Budget has been Approved by the Parties.

5.1.2 Budget Estimates. It is acknowledged that the Budget is and will continue to be based upon good faith assumptions, estimations and projections of the personnel needed to manage the affairs of the Project, including the pursuit of the Entitlements. Manager shall, at Lennar Concord’s request from time to time, meet and confer with Lennar Concord regarding the Budget. In no event shall Manager be deemed to have guaranteed or otherwise be liable under or in breach of this Agreement solely for the failure of Lennar Concord to achieve any projected results in any Budget.

5.1.3 Budget Updates. Manager shall update the Budget no less than once per calendar quarter pursuant to a schedule therefor Approved by the Parties from time to time. Pursuant to such schedule or as otherwise requested from time to time by Lennar Concord (but not more frequently than once per quarter, unless more frequently required to reflect material deviations) or desired from time to time by Manager, Manager shall prepare and deliver to Lennar Concord for Lennar Concord’s review and Approval an updated Budget. Each such update shall contain the type of information set forth in the then-current Budget, except to the extent such information is no longer applicable.

5.1.4 Budget Approvals. Each Budget and all revisions thereto shall be subject to the review and Approval by Lennar Concord and Lennar Concord shall provide

Manager with any objections to such Budget in writing, in reasonable detail, within thirty (30) days after delivery thereof by Manager. If Lennar Concord does not provide its Approval or written objections within such thirty (30) day period, Lennar Concord shall be deemed to have objected to such Budget as submitted by Manager. If Lennar Concord objects to an updated Budget, Lennar Concord and Manager shall meet and discuss such objections within fourteen (14) days following Manager’s receipt or deemed receipt of such objection. Within seven (7) days after such discussion, Lennar Concord shall provide Manager with written directions on how to revise such Budget or shall provide its final revised and Approved Budget. If Lennar Concord has provided written directions rather than the revised Budget, Manager shall within seven (7) days after delivery of such directions submit to Lennar Concord revisions to such Budget consistent with such directions. Such revised Budget, as submitted by Lennar Concord or revised by Manager and Approved by Lennar Concord in accordance with this Section 5.1.4, shall supersede in its entirety the Budget in effect immediately prior to such provision or Approval.

5.2 Compensation.

5.2.1 Management Fee. Lennar Concord shall pay to Manager a monthly fee (the “Management Fee”), which consists of (i) a monthly fee in an amount necessary to pay and reimburse Manager in full for the actual out-of-pocket salaries, bonuses, benefits, employment taxes and other burden for personnel hired by Manager or its Employer Affiliate and dedicated to perform the Services hereunder (the “Project Team”) in the amount for the applicable month set forth in the Budget (the “Project Team Reimbursement”), plus (ii) a fixed monthly fee to pay and reimburse Manager for an allocated portion of Manager’s existing corporate personnel and overhead in the amount of Two Hundred Thirty Three Thousand Fifty-Six and 50/100 Dollars ($233,056.50) for the month of July 2016; and commencing with the month of August 2016 and thereafter in the amount of Seventy-Seven Thousand Six Hundred Eighty-Five and 50/100 Dollars ($77,685.50) per month (the “Corporate Team Reimbursement”).

5.2.2 Staffing Costs. To the extent that Manager believes it needs to increase the Project Team and, therefore, increase the Project Team Reimbursement or the Corporate Team Reimbursement above the amounts set forth in the Budget, such increase shall be subject to Lennar Concord’s Approval, and Manager and Lennar Concord shall negotiate in good faith as to whether it is fair and equitable to increase the Management Fee or reduce the Services to be commensurate with the Management Fee in accordance with the procedures set forth in Section 5.1.

5.2.3 Payment. Once per month, Manager may submit to Lennar Concord an application for payment that shall include invoices for the Management Fee for the applicable month and all reimbursements due to Manager in accordance with Section 3.4, with reasonable supporting documentation (an “Application for Payment”). The amount of the Project Team Reimbursement set forth in the Application for Payment (and payable by Lennar Concord) shall be determined by Manager’s good faith estimate thereof (but, for the avoidance of doubt, shall be consistent with the Budget, as described in Section 5.2.1). Subject to any good faith disputes, Lennar Concord shall pay Manager the amount shown on the Application for Payment within ten (10) days of Manager’s submittal of such Application for Payment.

5.2.4 Project Team Reimbursement Reconciliation. Within sixty (60) days following the end of each calendar year during the term hereof and within sixty (60) days following the termination hereof, Manager shall reconcile the Project Team Reimbursement paid during the prior calendar year or the calendar year of such termination, whichever is applicable, against the actual out-of-pocket salaries, bonuses, benefits, employment taxes and other burden of each member of the Project Team for such calendar year. If such paid amount is less than such actual amount, then Lennar Concord shall pay the difference between such paid amount and such actual amount together with the next installment of the Management Fee hereunder (or, if such reconciliation is made in connection with termination hereof, promptly following such reconciliation). If such paid amount is more than such actual amount, then the difference between such paid amount and such actual amount shall be credited against other amounts due to Manager hereunder until such difference is fully credited (and if any such difference is not fully credited on termination of this Agreement (after any payments due to Manager on any such termination), then Manager shall repay such outstanding amount to Lennar Concord promptly following such termination).

5.3 Schedule of Performance.

5.3.1 Meetings Regarding Schedule of Performance. Manager shall, at Lennar Concord’s request from time to time, meet and confer with Lennar Concord regarding the Schedule of Performance from and after the date such Schedule of Performance has been Approved by the Parties. In no event shall either Party be deemed to have guaranteed any dates in the Schedule of Performance. The Parties will discuss the schedule for obtaining the Entitlements from time to time at meetings contemplated under Section 2.5.3 and will cooperate in good faith to Approve the Schedule of Performance as soon as is reasonably practicable after sufficient information therefor is available.

5.3.2 Schedule of Performance. As requested from time to time by Lennar Concord (but not more frequently than once per quarter, unless more frequently required to reflect material deviations) or desired from time to time by Manager, Manager shall prepare and deliver to Lennar Concord for Lennar Concord’s review and Approval an updated Schedule of Performance. Each such update shall contain the type of information set forth in the then-current Schedule of Performance, except to the extent such information is no longer applicable.

5.3.3 Schedule of Performance Approvals. Each Schedule of Performance and all revisions thereto shall be subject to the review and Approval by Lennar Concord and Lennar Concord shall provide Manager with any objections to such Schedule of Performance in writing, in reasonable detail, within thirty (30) days after delivery thereof by Manager. If Lennar Concord does not provide its Approval or written objections within such thirty (30) day period, Lennar Concord shall be deemed to have objected to such Schedule of Performance as submitted by Manager. If Lennar Concord objects to a Schedule of Performance, Lennar Concord and Manager shall meet and discuss Lennar Concord’s objections within fourteen (14) days following Manager’s receipt or deemed receipt thereof. Within seven (7) days after such discussion, Lennar Concord shall provide Manager with written directions regarding how to revise such Schedule of Performance or shall provide its final revised and Approved Schedule of Performance. If Lennar Concord has provided written directions rather than the revised Schedule of Performance, Manager shall within seven (7) days after delivery of such directions submit to Lennar Concord revisions to such Schedule of Performance consistent with such directions. Such revised Schedule of Performance, as submitted by Lennar Concord or revised by Manager and Approved by Lennar Concord in accordance with this Section 5.3.3, shall supersede in its entirety the Schedule of Performance in effect immediately prior to such provision or Approval.

ARTICLE 6

Duration, Termination, Default

6.1 Duration. This Agreement shall become effective on the Effective Date and, unless sooner terminated as hereinafter provided, shall continue until, and shall automatically terminate, on the date of Final Approval (as defined in the ENA) of the DDA by the City or, if sooner, the end of the DDA Stage (as defined in the ENA) without the execution and delivery by the City and Lennar Concord of the DDA.

6.2 Events of Default. A Party shall be deemed to be a “Defaulting Party” and an “Event of Default” shall be deemed to have occurred if any of the following events occurs with respect to such Party, the other Party (the “Non-Defaulting Party”) has given notice thereof to the Defaulting Party, and the time period (if any) provided below for cure of such events elapses without cure having been made:

6.2.1 with respect to any Party, if such Party fails to pay the other Party the amounts due hereunder within ten (10) days following written notice of such failure.

6.2.2 if any material default occurs in the performance of any material obligation (other than another obligation described in this Section 6.2) by such Party hereunder and such default continues for thirty (30) days after written notice from the Non-Defaulting Party to such Party; provided however, if the default is of such a nature that it cannot be cured in such thirty (30) day period, such Party shall not be deemed to be in default if it commences to cure the default within such thirty (30) day period and thereafter diligently pursues such cure to completion, provided that it completes such cure within ninety (90) days after such default.

6.2.3 if such Party shall default under Section 8.1 and such default is not cured within thirty (30) days of notice thereof to the Defaulting Party.

6.2.4 if such Party is the subject of a Bankruptcy.

6.2.5 with respect to Manager, if Manager or its Affiliate or one of their respective employees misappropriates funds of Lennar Concord, or commits a felony or willful misconduct, fraud or gross negligence with respect to Lennar Concord, the Services, the Entitlements (or any portion thereof) or the Project (or any portion thereof); provided that if any of the foregoing events is committed (a) by an employee of Manager or any of its Affiliates who is not a Vice President or more senior officer (or holds a comparable position) of Manager or any of its Affiliates, and (b) without the actual prior knowledge, action or knowing involvement of any Vice President or more senior officer (or similar position) of Manager or any of its Affiliates, such event may be cured if, within thirty (30) Business Days after being notified of such event, Manager (i) permanently removes such employee from the Project and any performance of the Services and replaces such employee, (ii) makes full restitution to Lennar

Concord of all Losses caused by, in connection with or arising out of such event (less any portion of such Losses that has been recovered from insurance held by Lennar Concord and insured by a third party that is not an Affiliate of Lennar Concord, and excluding from such carve out all deductibles and self-retention amounts) and (iii) promptly takes all necessary or appropriate actions, as reasonably determined by Lennar Concord with respect to such events to protect the interests of Lennar Concord. For the avoidance of doubt, unless otherwise agreed to by Lennar Concord in its sole discretion, the right of Manager to cure pursuant to this Section 6.2.5 shall only be allowed if the act by or on behalf of Manager or its Affiliate requiring such cure will not, after such cure, materially adversely affect Manager’s ability to timely perform its obligations under this Agreement in accordance with the Performance Standard or otherwise have a material adverse effect on the Entitlements or the Project, including a material adverse effect on the Budget or the Schedule of Performance.

6.3 Termination. This Agreement may be terminated without penalty at any time upon written notice thereof to the other Party (and on any such termination, Lennar Concord shall promptly pay Manager all amounts due hereunder through the termination date):

6.3.1 by Lennar Concord, if Manager has committed an Event of Default;

6.3.2 by Manager, if Lennar Concord has committed an Event of Default;

6.3.3 by Manager, if Lennar Concord is no longer Controlled by Lennar, in which case Lennar Concord shall also pay Manager a severance fee equal to six (6) months of the Management Fee;

6.3.4 by Lennar Concord, on ninety (90) days’ written notice thereof, solely for convenience, in which case Lennar Concord shall also pay Manager a severance fee equal to six (6) months of the Management Fee;

6.3.5 by Manager, on ninety (90) days’ written notice thereof, solely for convenience; provided however, that in such event, for a period of ninety (90) days after such termination Manager shall not interfere with or oppose any solicitation by Lennar Concord of any member of the Project Team for employment by Lennar Concord or its Affiliate to perform duties related to the Project and shall cooperate in good faith with Lennar Concord with respect to such efforts;

6.3.6 by Manager or Lennar, in the event Lennar Concord elects by notice in writing to Manager not to continue to pursue the Project at any time prior to execution and delivery of the DDA, in which case Lennar Concord shall also pay Manager a severance fee equal to the sum of (i) the actual out-of-pocket salaries, bonuses, benefits, employment taxes and other burden of each member of the Project Team for the period after termination hereof until such time as such member’s employment with Manager or its Employer Affiliate is terminated or such member is reassigned to other activities on behalf of Manager or its Affiliates and (ii) severance, demobilization and other termination costs paid by Manager and its Affiliates with respect to such members of the Project Team; provided, however, that the aggregate amount of such severance fee shall not exceed six (6) months of the Management Fee; or

6.3.7 by Lennar Concord or Manager, in the event of a sale, Transfer, exchange or other disposition of all or substantially all of ownership interests in or Lennar Concord’s interests in the Project, in any case to any Person that is not Controlled by Lennar or Five Point, in which case, if terminated by Lennar Concord, Lennar Concord shall also pay Manager a severance fee equal to six (6) months of the Management Fee less fees then scheduled to be paid to Manager or its Affiliate by the subsequent owner of such property in the subsequent six (6) months for similar management services to those provided by Manager hereunder (and if such fees are not then scheduled but are later paid with respect to such services over such period, Manager shall promptly reimburse the severance fee to Lennar Concord to the extent of such later paid fees).

For the avoidance of doubt, for purposes of Section 6.3.3, a change in Control of Lennar Concord shall not be deemed to occur, and for purposes of Section 6.3.7 a Person shall be deemed to be Controlled by Lennar, so long as (a) a Lennar subsidiary remains the manager or managing member (or similar managerial position) of Lennar Concord or an Entity that owns directly or indirectly one hundred percent (100%) of the ownership interests in Lennar Concord with typical manager or managing member duties, subject only to major decisions that require the approval of the other owner(s) of Lennar Concord or such Entity that owns, directly or indirectly, one hundred percent (100%) of the ownership interests in of Lennar Concord; and (b) Lennar continues to own, directly or indirectly, at least twenty-five percent (25%) of the beneficial interests in Lennar Concord. This Section 6.3 shall survive termination of this Agreement.

6.4 Manager’s Post-Termination Obligations. Upon the expiration or earlier termination of this Agreement, Manager shall promptly surrender and deliver to Lennar Concord (or its designee) any space owned or leased by Lennar Concord and occupied by Manager in connection with this Agreement and shall make delivery to Lennar Concord or to Lennar Concord’s designee or agent, at Manager’s principal office in connection with the Entitlements, the following:

6.4.1 a final accounting of all expenses as of the date of termination of this Agreement;

6.4.2 any funds of Lennar Concord held by or on behalf of Manager; and

6.4.3 all other records, plans, specifications, estimates, reports, documents, contracts, insurance documentation, Approvals, receipts for deposits, unpaid bills, bank statements and records, paid bills and all other financial books and records, papers and documents, keys and contracts and any microfilm, electronic or computer disk of any of the foregoing which relate to the Entitlements, whether in possession of Manager or a Person engaged or employed by Manager. All such data, information and documents shall at all times constitute the property of Lennar Concord.

Manager hereby agrees to furnish all of the above-listed information and take all such action as Lennar Concord shall reasonably require to effectuate an orderly and systematic termination of Manager’s duties and activities under this Agreement and an orderly transition of the same to any new manager(s) for the Entitlements and development of the Project, including the assignment to Lennar Concord (or its designee, including any new manager as directed by Lennar Concord) of any and all contracts and other agreements entered into by Manager on behalf of Lennar Concord, that Lennar Concord desires to assume with respect to the Entitlements. This Section 6.4 shall survive the termination of this Agreement.

ARTICLE 7

Indemnities

7.1 Lennar Concord’s Indemnity. Lennar Concord shall indemnify, defend and hold harmless Manager, its Affiliates and their respective owners, members, subsidiaries, partners, officers, directors, and employees from and against any and all damages, injuries, losses, debts, penalties, fines, awards, judgments, fees, liabilities, costs and expenses (including reasonable attorneys’, paralegals’, accountants’ and other professionals’ fees, costs and expenses, including those incurred in investigating, preparing and/or defending any Claims covered hereby through all appeals and any Bankruptcy proceedings) (collectively, “Losses”) arising out of, relating to or in connection with: (a) Lennar Concord’s pursuit, ownership and/or development of the Project prior to any termination of this Agreement; and/or (b) this Agreement, including the Services; except to the extent such Losses were caused, contributed to or exacerbated by the willful misconduct, gross negligence or fraud of Manager or its Affiliates. The indemnification standards and limitations set forth in this Agreement shall not limit any liability of Lennar Concord that is covered under any insurance required to be maintained by Lennar Concord pursuant to Article 9. For purposes of this Section 7.1, Losses shall not include any Claims between or among (i) Manager or any of its Affiliates, on the one hand, and (ii) any other Affiliate or Affiliates of Manager, on the other hand.

7.2 Manager’s Indemnity. Manager shall indemnify, defend and hold harmless Lennar Concord, its Affiliates and their respective owners, members, subsidiaries, partners, officers, directors, and employees from and against any and all Losses arising out of, relating to or in connection with this Agreement, to the extent caused, contributed to or exacerbated by the gross negligence, willful misconduct or fraud of Manager or any of its Affiliates. The indemnification standards and limitations set forth in this Agreement shall not limit any liability of Manager that is covered under any errors or omissions or other insurance required to be maintained by Manager pursuant to Article 9.

7.3 Notice. Lennar Concord and Manager shall promptly notify the other in writing of the existence of any Losses or matters that such Party believes is reasonably likely to result in any Losses subject to the indemnification under Section 7.1 or 7.2.

7.3.1 If any such Loss, including any applicable Claim:

7.3.1.1 involves or requires legal defense, the indemnifying Party shall promptly undertake such legal defense, with counsel reasonably acceptable to the indemnified Party, as it deems necessary or appropriate and if such legal defense is provided by the indemnifying Party without reservation of rights, then the indemnified Party may not undertake to separately defend such suit, action, investigation or other proceeding; provided, however, that, if within thirty (30) days after receiving written notice of the existence of a matter constituting a Claim, the indemnifying Party has not undertaken the legal defense of such suit, action, investigation or other proceeding without reservation of rights (and has provided notice thereof to the indemnified Party), or at any time the indemnified Party reasonably determines that the indemnifying Party is not adequately or diligently pursuing such legal defense, the indemnified Party may, without prejudicing, limiting, releasing or waiving the right of indemnification provided herein, separately defend or retain separate counsel to represent and control the defense as to the indemnified Party’s interest in such suit, action, investigation or other proceeding; provided, however, that no compromise or settlement of any third party Claims may be effected by the indemnifying Party without the indemnified Party’s consent unless (A) there is no finding or admission of any violation of Applicable Law or any violation of the rights of any Party (other than the indemnifying Party); (B) the sole relief provided is monetary damages that are paid in full by the indemnifying Party; and (C) the indemnified Party shall have no liability with respect to any compromise or settlement of such third party Claims effected without its consent; or

7.3.1.2 involves or requires remedial action, then the indemnifying Party may determine and undertake such remedial action as it deems necessary or appropriate, subject to the Approval of the indemnified Party; provided, however, that, if within thirty (30) days after receiving written notice of the existence of a matter constituting a Claim, the indemnifying Party has not undertaken the legal defense of such remedial action without reservation of rights (and has provided notice thereof to the indemnified Party), the indemnified Party may, without prejudicing, limiting, releasing or waiving the right of indemnification provided herein, separately undertake the remedial action.

7.3.2 In any event, the indemnified Party, after giving notice to the indemnifying Party, shall have the right to take all necessary or appropriate actions to protect its interest during the thirty (30) day notice period referred to in Sections 7.3.1.1 and 7.3.1.2.

7.4 Limitation on Liability. Notwithstanding anything to the contrary contained in this Agreement including Section 2.2, (i) Manager shall not be directly or indirectly liable or accountable under this Agreement for Lennar Concord’ or any of its Affiliates’ Losses, including those incurred with respect to the Entitlements, the Project or the Services, except to the extent caused, contributed to or exacerbated by the gross negligence, willful misconduct, or fraud of Manager (or any of its Affiliates) and, (ii) without limiting clause (i) above, in no event shall the aggregate liability of Manager pursuant to this Agreement exceed the aggregate Management Fees actually paid hereunder. Neither Party shall be liable for, and each Party agrees that it will not seek, any punitive, exemplary, indirect, consequential, special or other similar damages under this Agreement, provided that damages actually paid or payable by a Party to a third party (for the avoidance of doubt, including a Person that is not an Affiliate of such Party) shall be deemed actual damages of such Party for purposes of this limitation.

7.5 Survival. This Article 7 shall survive the termination of this Agreement.

ARTICLE 8

Transfers.

8.1 Transfers.

8.1.1 Transfer - Manager. Manager shall not without Lennar Concord’s Approval in its sole and absolute discretion voluntarily or by operation of Applicable Law Transfer any of its rights, interests and/or obligations under this Agreement, except that Manager may Transfer all, but not less than all, of its rights and obligations under this Agreement to an Affiliate of Manager. Any attempted Transfer made in violation of this Section 8.1.1 shall be null and void. Any permitted Transfer by Manager must be evidenced by a written assignment and assumption of this Agreement that provides that the assignee shall be responsible for all of Manager’s Transferred obligations under this Agreement from and after the Effective Date. Notwithstanding anything set forth in this Section 8.1.1, unless otherwise Approved by Lennar Concord in its sole and absolute discretion in no event shall Manager be relieved of any of its obligations under this Agreement as a result of any Transfer.

8.1.2 Prohibition Against Transfer by Lennar Concord. Lennar Concord shall not without Manager’s Approval in its sole and absolute discretion voluntarily or by operation of Applicable Law Transfer any of its rights, interests and/or obligations under this Agreement. Notwithstanding the foregoing, if Lennar Concord Transfers all or substantially all of its interests in the ENA to any Person, it shall contemporaneously (and without Manager’s Approval) Transfer its corresponding rights and obligations under this Agreement to such Person, and such Transfer shall not constitute a breach of this Agreement but shall be subject to Section 6.3, if applicable. Any attempted Transfer made in violation of this Section 8.1.2 shall be null and void. Any permitted Transfer by Lennar Concord must be evidenced by a written assignment and assumption of this Agreement that provides that the assignee shall be responsible for all of Lennar Concord’s Transferred obligations under this Agreement from and after the Effective Date. Notwithstanding anything set forth in this Section 8.1.2, unless otherwise Approved by Manager in its sole and absolute discretion in no event shall Lennar Concord be relieved of any of its obligations under this Agreement that accrued prior to the effective date of such Transfer as a result of any Transfer permitted hereunder.

8.1.3 Notice. For any Transfer by a Party permitted hereunder, the Transferring Party shall provide notice thereof as soon as commercially practicable in advance of such Transfer and, in any event, no later than concurrently therewith. Such notice shall include a copy of the assignment and assumption of this Agreement in accordance with the foregoing.

ARTICLE 9

Insurance

9.1 Manager’s Insurance. Manager shall maintain, at Manager’s expense (except as otherwise provided in Section 9.1.4), the following insurance coverages at all times during the term of this Agreement:

9.1.1 Commercial general liability insurance with liability limits of not less than the limits outlined below and equivalent in coverage to ISO form CG 00 01:

Each Occurrence Limit	$1,000,000

Personal Advertising Injury Limit	$1,000,000

General Aggregate Limit (other than Products/Completed Operations)	$1,000,000

9.1.2 If Manager or its Employer Affiliates has employees, (i) worker’s compensation insurance at no less than statutory requirements, and (ii) employer’s liability insurance with a limit of not less than:

Bodily Injury by Accident (per accident)	$1,000,000

Bodily Injury by Disease (policy limit)	$1,000,000

Bodily Injury by Disease (per employee)	$1,000,000

Where permissible by law, coverage must include a waiver of subrogation endorsement in favor of Lennar Concord (or, with respect to Lennar Concord’s insurance, Manager) and its parents and its and their subsidiaries, partners, partnerships, affiliated companies, successors and assigns.

9.1.3 Automobile liability insurance covering vehicles owned by Manager or its Employer Affiliates and used in connection with the Services, and hired and non-owned vehicles, with separate coverage in an amount not less than One Million Dollars ($1,000,000) combined single limit for bodily injury and property damage, covering Manager;

9.1.4 If requested by Lennar Concord and if available at commercially reasonable rates, errors and omissions insurance coverage in an amount not less than Five Million Dollars ($5,000,000) per claim and Five Million Dollars ($5,000,000) aggregate, at Lennar Concord’s expense, to cover liability arising from errors or omissions in the performance of the Services;

9.1.5 Umbrella liability insurance, in excess of the limits and following the form of the policies specified in Sections 9.1.1 and 9.1.3, with a limit of not less than Nine Million Dollars ($9,000,000), each Occurrence and Aggregate.

9.1.6 Crime Insurance/Fidelity Bond, Five Million Dollars ($5,000,000) each Claim covering the following: Employee Dishonesty; Forgery and Alteration; Theft, Disappearance and Destruction of Monies and Securities, Computer and Funds Transfer Fraud and third party fidelity coverage.

9.2 Lennar Concord’s Insurance. Lennar Concord shall maintain, at its sole cost and expense, insurance coverage in the same type and amount as required to be maintained by Manager pursuant to Section 9.1; provided, however, that Lennar Concord shall not be required to maintain errors and omissions insurance as set forth in Section 9.1.4.

9.3 Certificates of Insurance. Upon request of either Party (“Requesting Party”), the other Party shall deliver to the Requesting Party, in a timely manner, certificates of insurance,

endorsements or other satisfactory evidence that all required insurance is in full force and effect at all times. All liability insurance required under Sections 9.1.1 and 9.1.3 (and its related excess policies provided by Section 9.1.5), as applicable to Manager and Lennar Concord, shall be written to apply to all bodily injury, property damage, personal injury and other covered loss, however occasioned, which occurred or arose (or the onset of which occurred or arose) in whole or in part during the policy period. All such liability insurance shall also contain endorsements that delete any employee exclusion on personal injury coverage. Manager and Lennar Concord shall endeavor to cause all policies required of such Party to afford thirty (30) days’ notice of cancellation in the event of cancellation or non-renewal, and ten (10) days’ notice of cancellation for non-payment of premium, to the extent provided for under the applicable policy. Certificates of Insurance with the required endorsements evidencing the required coverages must be delivered by each Party to the other prior to commencement of any Services.

9.4 Insurance Companies. All insurance required to be carried by Manager and Lennar Concord shall be written with companies having a policy holder and asset rating, as circulated by Best’s Insurance Reports, of A- VII or better.

9.5 Limitations and Non-Waiver. The insurance requirements of this Article 9 shall not in any way limit the Parties’ other obligations under this Agreement. Lennar Concord’s failure to receive, review or Approve evidence of insurance as required hereunder shall not be deemed a waiver by Lennar Concord of the insurance requirements of this Agreement provided that Manager’s obligations to obtain and maintain the coverages required hereunder shall be conditioned on Lennar Concord’s payment of the premiums therefor (to the extent that Lennar Concord is responsible therefor under Section 9.1.4). Manager’s failure to receive, review or Approve evidence of insurance as required hereunder shall not be deemed a waiver by Manager of the insurance requirements of this Agreement.

ARTICLE 10

Disputes

10.1 Mediation. In the event a dispute between the Parties arises out of any of the terms, provisions, or conditions of this Agreement, the Parties agree to participate in at least four (4) hours of mediation as a condition to filing any judicial reference action with respect to such dispute under Section 10.2. Any such mediation shall be held in San Francisco, California, before a mediator selected by the Parties in accordance with this Section 10.1. The mediation shall be commenced by either Party making a written demand for mediation to the other Party. Within five (5) Business Days after such demand is made, the Parties shall mutually select a mediator. If the Parties are unable to agree on a mediator within such period, either Party may thereafter request that the administrator of JAMS in San Francisco, California select an independent mediator, which selection shall be binding on the Parties. The Parties shall cooperate with JAMS and with one another in scheduling the mediation proceedings as quickly as feasible and, in any event, any such mediation shall occur within thirty (30) days after the date of any written demand for mediation is delivered in accordance with this Section 10.1. The Parties shall equally share the costs of the mediation. All applicable statutes of limitation and defenses based upon the passage of time shall be tolled from the date of the demand for mediation until fifteen (15) days after the date of the last mediation session. The Parties shall take such action, if any, required to effectuate such tolling. Sections 1119 through 1128 of the

California Evidence Code shall apply to the mediation. If a Party fails to cooperate to commence and/or participate in a mediation session, then, notwithstanding the foregoing, the other Party shall be free to file a judicial reference action in accordance with Section 10.2 even if no mediation session has taken place. If notwithstanding participation in one or more mediation sessions the dispute is not resolved, then either Party shall be free to file a judicial reference action in accordance with Section 10.2.

BY PLACING THEIR INITIALS HERE, THE PARTIES TO THIS AGREEMENT ACKNOWLEDGE THEY HAVE READ THE FOREGOING MEDIATION PROVISION AND AGREE TO BE BOUND THEREBY.

MANAGER’S INITIALS	LENNAR CONCORD’S INITIALS

10.2 Judicial Reference. The Parties have agreed on the following mechanisms in order to obtain prompt and expeditious resolution of disputes hereunder:

10.2.1 Reference of Dispute. Except as otherwise provided in this Agreement, any dispute between the Parties arising out of any of the terms, provisions, or conditions of this Agreement, whether seeking damages or equitable relief (such as specific enforcement of any provision of this Agreement, declaratory relief or injunctive relief), shall be heard and determined by a special referee as provided by the by the California Code of Civil Procedure section 638 et seq. The venue of any proceeding shall be in San Francisco, California. EACH OF THE PARTIES HEREBY CONSENTS TO THE JURISDICTION OF THE STATE OR FEDERAL COURTS OF THE STATE OF CALIFORNIA, LOCATED IN THE COUNTY OF SAN FRANCISCO. EACH PARTY HEREBY EXPRESSLY WAIVES ANY AND ALL RIGHTS WHICH IT MAY HAVE TO MAKE ANY OBJECTIONS BASED ON JURISDICTION OR VENUE TO ANY SUIT BROUGHT TO ENFORCE THIS AGREEMENT IN ACCORDANCE WITH THE FOREGOING PROVISIONS. EACH PARTY WAIVES, TO THE FULL EXTENT PERMITTED BY LAW, THE RIGHT TO A JURY TRIAL IN ANY LITIGATION CONCERNING THIS AGREEMENT OR ANY DEFENSE, CLAIM, COUNTERCLAIM, CLAIM OF SET-OFF OR SIMILAR CLAIM OF ANY NATURE.

10.2.2 Procedure for Appointment. The Party seeking to resolve the dispute shall file in the court and serve on the other Party a complaint describing the matters in dispute. Service of the complaint shall be as prescribed by Applicable Law or as otherwise provided in this Agreement. At any time after service of the complaint, any Party may apply to the court to refer the dispute to a special referee. Thereafter, the Parties shall use their best efforts to agree upon the selection of a special referee. If the Parties are unable to agree upon a referee within ten (10) days after a written request to do so by any Party, then any Party may petition the court in which the action is filed or to the judge to whom the matter has been assigned (the “Judge”) to appoint a special referee, which appointment shall be binding on the Parties. For the guidance of the court or Judge making the appointment of the special referee, the Parties agree that the

California Evidence Code shall apply to the mediation. If a Party fails to cooperate to commence and/or participate in a mediation session, then, notwithstanding the foregoing, the other Party shall be free to file a judicial reference action in accordance with Section 10.2 even if no mediation session has taken place. If notwithstanding participation in one or more mediation sessions the dispute is not resolved, then either Party shall be free to file a judicial reference action in accordance with Section 10.2.

BY PLACING THEIR INITIALS HERE, THE PARTIES TO THIS AGREEMENT ACKNOWLEDGE THEY HAVE READ THE FOREGOING MEDIATION PROVISION AND AGREE TO BE BOUND THEREBY.

MANAGER’S INITIALS	LENNAR CONCORD’S INITIALS

10.2 Judicial Reference. The Parties have agreed on the following mechanisms in order to obtain prompt and expeditious resolution of disputes hereunder:

10.2.1 Reference of Dispute. Except as otherwise provided in this Agreement, any dispute between the Parties arising out of any of the terms, provisions, or conditions of this Agreement, whether seeking damages or equitable relief (such as specific enforcement of any provision of this Agreement, declaratory relief or injunctive relief), shall be heard and determined by a special referee as provided by the by the California Code of Civil Procedure section 638 et seq. The venue of any proceeding shall be in San Francisco, California. EACH OF THE PARTIES HEREBY CONSENTS TO THE JURISDICTION OF THE STATE OR FEDERAL COURTS OF THE STATE OF CALIFORNIA, LOCATED IN THE COUNTY OF SAN FRANCISCO. EACH PARTY HEREBY EXPRESSLY WAIVES ANY AND ALL RIGHTS WHICH IT MAY HAVE TO MAKE ANY OBJECTIONS BASED ON JURISDICTION OR VENUE TO ANY SUIT BROUGHT TO ENFORCE THIS AGREEMENT IN ACCORDANCE WITH THE FOREGOING PROVISIONS. EACH PARTY WAIVES, TO THE FULL EXTENT PERMITTED BY LAW, THE RIGHT TO A JURY TRIAL IN ANY LITIGATION CONCERNING THIS AGREEMENT OR ANY DEFENSE, CLAIM, COUNTERCLAIM, CLAIM OF SET-OFF OR SIMILAR CLAIM OF ANY NATURE.

10.2.2 Procedure for Appointment. The Party seeking to resolve the dispute shall file in the court and serve on the other Party a complaint describing the matters in dispute. Service of the complaint shall be as prescribed by Applicable Law or as otherwise provided in this Agreement. At any time after service of the complaint, any Party may apply to the court to refer the dispute to a special referee. Thereafter, the Parties shall use their best efforts to agree upon the selection of a special referee. If the Parties are unable to agree upon a referee within ten (10) days after a written request to do so by any Party, then any Party may petition the court in which the action is filed or to the judge to whom the matter has been assigned (the “Judge”) to appoint a special referee, which appointment shall be binding on the Parties. For the guidance of the court or Judge making the appointment of the special referee, the Parties agree that the person so appointed shall be a member of the California Bar experienced in the subject matter of the dispute.

10.2.3 Agreement to Appoint Proposed Special Referee. The Parties recognize that there is no action pending at the present time in which the Parties can stipulate to the appointment of a special referee, and there is no statute authorizing such a stipulation in advance of the filing of an action in the superior court. The Parties also recognize that the appointment of a special referee pursuant to the California Code of Civil Procedure section 638 et seq. would be preferable to a general reference to the superior court or the master-in-equity for the county in which the action is filed. In the event that an action is filed to resolve any dispute, upon the application of any Party to refer the dispute to a referee as provided herein, the Parties shall consent to and shall use their best efforts to effect the referral of the dispute to a special referee in accordance with the California Code of Civil Procedure section 638 et seq.

10.2.4 Discovery. Discovery shall be allowed and conducted under the supervision of the special referee pursuant to the provisions of the California Code of Civil Procedure section 638 et seq.

10.2.5 Decision and Jurisdiction of Referee. The special referee shall exercise all power and authority which a superior court judge sitting without a jury would have in a similar matter, including any and all pre-trial issues, motions, and discovery disputes. When the special referee has decided the dispute, the special referee shall enter a final judgment without further order of the court. The judgment entered by the special referee shall be appealable to the Supreme Court of California or the Court of Appeals of California as provided by the California Appellate Court Rules.

10.2.6 Cooperation. The Parties shall diligently cooperate with one another and the person appointed as special referee to resolve the dispute and shall perform such acts as may be necessary or appropriate to obtain a prompt and expeditious resolution of the dispute. If either Party refuses to diligently cooperate, and the other Party, after first giving notice of its intent to rely on the provisions of this subsection, incurs additional expenses or attorneys’ fees solely as a result of such failure to diligently cooperate, the special referee may award such additional expenses and attorneys’ fees to the Party giving such notice, even if such Party is not the prevailing Party in the dispute.

10.2.7 Allocation of Costs. The compensation of the special referee shall be paid by the Parties in such amount as shall be set by the special referee, subject to review by the superior court upon objection by any Party within ten (10) days of receipt of the order. The prevailing Party in the proceeding shall be entitled to recover, in addition to any other fees or costs allowed by this Agreement, its contribution for the reasonable costs of the special referee as an item of recoverable costs. If either Party refuses to pay its share of the costs of the proceeding at the time required, the other Party may do so in which event that Party will be entitled to recover (or offset) the amount advanced, with interest at the maximum rate permitted by Applicable Law, even if that Party is not the prevailing Party. The prevailing Party in such proceeding shall also be entitled to recover its reasonable attorneys’ and experts’ fees and expenses, including expert witness fees. The special referee shall include such costs in the judgment or award.

10.2.8 Governing Law. The internal laws of the State of California (without reference to the rules regarding conflict or choice of laws of the State of California) shall govern this Agreement.

10.2.9 Other Remedies. The provisions of this Article 10 shall not limit the right of any Party to exercise self-help remedies or to obtain provisional, ancillary or equitable remedies (including temporary restraining orders or preliminary or permanent injunctions) from a court of competent jurisdiction before, after, or during the pendency of any judicial reference proceeding. The exercise of such remedy shall not waive the right of any Party to resort to a judicial reference proceeding.

10.2.10 Joinder. The Parties expressly agree that any judicial reference proceeding hereunder may be joined or consolidated with any judicial reference proceeding involving any Person (i) necessary or appropriate to resolve the Claim or (ii) substantially involved in or affected by such Claim.

ARTICLE 11

Representations and Warranties

11.1 Representations and Warranties of Manager. Manager hereby makes the following representations and warranties for the benefit of Lennar Concord as of the Effective Date, and acknowledges that Lennar Concord is relying upon such representations and warranties in entering into this Agreement:

11.1.1 Power and Authority. Manager has all power and authority necessary or appropriate to execute and deliver this Agreement and in so doing will not violate any Applicable Law or any of its governing documents.

11.1.2 Binding Agreement. This Agreement is binding on Manager and enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws relating to creditors’ rights generally, by general equitable principles and by any implied covenant of good faith and fair dealing.

11.1.3 Consents. No consents of any other Person are required with respect to Manager’s execution and delivery of this Agreement that have not been obtained.

11.1.4 Representation by Counsel. Manager has been fully informed with respect to, and represented by counsel of its choice in connection with, the rights and remedies of and waivers by Manager contained in this Agreement and after such advice from and consultation with such counsel as Manager has determined to be necessary or appropriate and sufficient with respect thereto, Manager, with full knowledge of its rights and remedies otherwise available at law or in equity, has elected to waive and relinquish those rights and remedies waived and relinquished in this Agreement to the extent specified in this Agreement, and to rely solely on the remedies provided for in this Agreement.

11.1.5 Authorization. Manager is duly organized, validly existing, and in good standing under the law of its state of organization and has full power and authority, and is duly licensed where required by Applicable Law, to execute this Agreement and to perform its obligations hereunder, and all actions necessary for the due authorization, execution, delivery and performance of this Agreement by Manager have been duly taken.

11.1.6 Compliance with Other Instruments. Manager’s authorization, execution, delivery, and performance of this Agreement do not conflict with any other agreement or arrangement to which Manager or any of its Affiliates is a party or by which it is bound.

11.1.7 Governmental Compliance.

11.1.7.1 Manager maintains a place of business that is located at a fixed address (other than an electronic address or post office box).

11.1.7.2 Manager is subject to the laws of the United States of America and is in full compliance with all Applicable Laws relating to bribery, corruption, fraud, money laundering, the Foreign Corrupt Practices Act and the Patriot Act.

11.1.7.3 (i) No individual who owns, controls, or has the power to vote more than five percent of the direct or indirect interests in Manager, or otherwise Controls or has the power to Control Manager appears on any Government Lists, (ii) none of Manager’s officers, directors or managers appears on any Government Lists, and (iii) Manager does not transact business on behalf of, or for the direct or indirect benefit of, any Person named on any Government Lists. For purposes of this representation and warranty, the term “Government Lists” means the two lists maintained by the United States Department of Commerce (Denied Persons and Entities); the list maintained by the United States Department of Treasury (Specially Designated National and Blocked Persons); the two lists maintained by the United States Department of State (Terrorist Organizations and Debarred Parties); and any other lists of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the rules and regulations of the Office of Foreign Assets Control, the U.S. Department of the Treasury, or by any other governmental agency.

11.1.7.4 No Affiliate of Manager is named on any Government Lists.

11.2 Representations and Warranties of Lennar Concord. Lennar Concord hereby makes the following representations and warranties for the benefit of Manager as of the Effective Date, and acknowledges that Manager is relying upon such representations and warranties in entering into this Agreement:

11.2.1 Power and Authority. Lennar Concord has all power and authority necessary to execute and deliver this Agreement and in so doing will not violate any Applicable Law or any of its governing documents.

11.2.2 Binding Agreement. This Agreement is binding on Lennar Concord and enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws relating to creditors’ rights generally, by general equitable principles and by any implied covenant of good faith and fair dealing.

11.2.3 Consents. No consents of any other Person are required with respect to Lennar Concord’s execution and delivery of this Agreement that have not been obtained.

11.2.4 Representation by Counsel. Lennar Concord has been fully informed with respect to, and represented by counsel of its choice in connection with, the rights and remedies of and waivers by Lennar Concord contained in this Agreement and after such advice from and consultation with such counsel as Lennar Concord has determined to be necessary and sufficient with respect thereto, Lennar Concord, with full knowledge of its rights and remedies otherwise available at law or in equity, has elected to waive and relinquish those rights and remedies waived and relinquished in this Agreement to the extent specified in this Agreement, and to rely solely on the remedies provided for in this Agreement.

11.2.5 Authorization. Lennar Concord is duly organized, validly existing, and in good standing under the law of its state of organization and has full power and authority, and is duly licensed where required by Applicable Law, to execute this Agreement and to perform its obligations hereunder, and all actions necessary for the due authorization, execution, delivery and performance of this Agreement by Lennar Concord have been duly taken.

11.2.6 Compliance with Other Instruments. Lennar Concord’s authorization, execution, delivery, and performance of this Agreement do not conflict with any other agreement or arrangement to which Lennar Concord is a party or by which it is bound.

11.2.7 Governmental Compliance.

11.2.7.1 Lennar Concord maintains a place of business that is located at a fixed address (other than an electronic address or post office box).

11.2.7.2 Lennar Concord is subject to the laws of the United States of America and is in full compliance with all Applicable Laws relating to bribery, corruption, fraud, money laundering, the Foreign Corrupt Practices Act and the Patriot Act.

11.2.7.3 (i) No individual who owns, controls, or has the power to vote more than five percent of the direct or indirect interests in Lennar Concord, or otherwise Controls or has the power to Control Lennar Concord appears on any Government Lists, (ii) none of Lennar Concord’s officers, directors or managers appears on any Government Lists, and (iii) Lennar Concord does not transact business on behalf of, or for the direct or indirect benefit of, any Person named on any Government Lists.

11.2.7.4 No Affiliate of Lennar Concord is named on any Government Lists.

ARTICLE 12

Miscellaneous

12.1 Relationship of Parties. By virtue of this Agreement, Manager and Lennar Concord shall not be construed to be joint venturers or partners of each other, and neither shall have the power to bind or obligate the other Party, except as set forth in this Agreement. Manager understands and agrees that the relationship to Lennar Concord is that of independent contractor, and that it will not represent to anyone that its relationship to Lennar Concord is other than that of independent contractor. Nothing herein shall deprive or otherwise affect the right of either Party to own, invest in, manage, develop or operate property, or to conduct business activities that are competitive with the business of the Project.

12.2 Interpretation. Wherever in this Agreement the context requires, references to the masculine shall be deemed to include the feminine and the neuter and vice-versa, and references to the singular shall be deemed to include the plural and vice versa. Unless otherwise specified, whenever in this Agreement, including its Exhibits, reference is made to any Recital, Article, Section, Exhibit, Schedule or defined term, the reference shall be deemed to refer to the Recital, Article, Section, Exhibit, Schedule or defined term of this Agreement. Any reference in this Agreement to a Recital, an Article or a Section includes all subsections and subparagraphs of that Recital, Article or Section. Section and other headings and the names of defined terms in this Agreement are for the purpose of convenience of reference only and are not intended to, nor shall they, modify or be used to interpret the provisions of this Agreement. Any reference in this Agreement to any plans, budgets, proposals or similar matters means the then most recent version thereof that has been approved in accordance with its terms or the terms of the governing agreement, including where applicable, this Agreement. Except as otherwise explicitly provided herein, the use in this Agreement of the words “including”, “such as” or words of similar import when accompanying any general term, statement or matter shall not be construed to limit such term, statement or matter to such specific terms, statements or matters. In the event of a conflict between the Recitals and the remaining provisions of this Agreement, the remaining provisions shall prevail. Wherever in this Agreement Manager is obligated to take an action or make a judgment in the performance of its Services hereunder, it shall be obligated only to do so consistent with the Performance Standard. Reference to an agreement (including this Agreement and all other contracts or agreements referenced herein) or any other document means that agreement or document as it may be amended, modified, supplemented or restated (including all extensions) from time to time in accordance with its terms (including on or prior to the Effective Date). Any reference to a law (including Applicable Laws) shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder; and any reference to any particular Code or Regulation section will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified. References to a Person are also references to its predecessors, successors and permitted assigns. Words such as “herein,” “hereinafter,” “hereof,” “hereby” and “hereunder” and the words of like import refer to this Agreement, unless the context requires otherwise. The term “dollars” and the symbol “$” each means United States Dollars. Unless the context otherwise specifically provides, the term “or” shall not be exclusive and means “or, and, or both”.

12.3 Resolution of Contractual Uncertainties. Both Manager and Lennar Concord, with the assistance of their respective counsel, have actively negotiated the terms and provisions of this Agreement. Therefore, Manager and Lennar Concord waive the effect of California Civil Code Section 1654 which interprets uncertainties in a contract against the Party who drafted the contract.

12.4 Entire Agreement. This Agreement contains all of the representations and warranties and the entire agreement between the Parties with respect to the subject matter of this Agreement, and any prior correspondence, memoranda, agreements, confidentiality agreements, letters of intent, warranties or representations between the Parties relating to such subject matter are superseded in total by this Agreement. Prior drafts of this Agreement and changes from those drafts to the executed version of this Agreement shall not be introduced as evidence in any litigation or other dispute resolution proceeding by the Parties or any other Person, and no court or other body shall consider such documents in interpreting this Agreement.

12.5 Amendment; Third Party Beneficiaries. This Agreement shall not be amended or modified except in writing signed by Lennar Concord and Manager. Except as expressly set forth in this Agreement, nothing in this Agreement is intended to confer any rights or remedies upon any Person, other than the Parties and their respective permitted successors and assigns.

12.6 Successors and Assigns. All terms, conditions and agreements herein set forth shall inure to the benefit of, and be binding upon the Parties, and any and all of their respective permitted successors and assigns.

12.7 Approvals. All consents and approvals of a Party hereunder shall be effective only if given in writing by such Party. Consents and approvals by any Party to or of any act or request by any other Party shall not be deemed to waive or render unnecessary consents and approvals to or of any similar or subsequent acts or requests for which such Party’s consent or approval is required, except to the extent specifically set forth in such consent or approval. A Party is entitled to assume the due execution and delivery of, and rely upon, any Approval given hereunder by a Party, and the authority of the Person executing and delivering such Approval on behalf of such Party (including through tiered Entities), where the Person executing and delivering such Approval on behalf of such Party (including through tiered Entities) presents himself or herself as an officer of such Party (or of such tiered Entity) and such receiving Party could not reasonably be expected to have reason to doubt such due execution, delivery and authority or is an Lennar Concord Representative or Manager Representative, whichever is applicable.

12.8 Waiver. No Party shall be deemed to have waived any provision of this Agreement unless it does so in writing, and no “course of conduct” shall be considered to be such a waiver, absent such a writing. No waiver by a Party of a breach of any of the terms, covenants or conditions of this Agreement shall be construed or held to be a waiver of any succeeding or preceding breach of the same or any other term, covenant or condition herein contained. No waiver of any default by a Party hereunder shall be implied from any omission by the other to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect the default other than as specified in such waiver. Any waiver hereunder may be granted, withheld, delayed or conditioned in the sole and absolute discretion of the applicable Party.

12.9 Severability. In the event that any portion of this Agreement shall be decreed invalid by the judgment of a court, this Agreement shall be construed as if such portion had not been inserted herein except when such construction would operate as an undue unwaived material hardship upon Lennar Concord or Manager or constitute a material unwaived deviation from the general intent and purpose of the Parties as reflected in this Agreement.

12.10 Time. Time is of the essence with respect to each provision of this Agreement in which time is a factor. References to time shall be to the local time in the City of San Francisco on the applicable day. References in this Agreement to days shall be to calendar days, unless otherwise specified, provided that if the last day of any period to give notice, reply to a notice, meet a deadline or to undertake any other action occurs on a day that is not a Business Day, then the last day for giving the notice, replying to the notice, meeting the deadline or undertake the action shall be the next succeeding Business Day, or if such requirement is to give notice before a certain date, then the last day shall be the preceding Business Day. Where a date for performance is referred to as a calendar month without reference to a specific day in such month, or a year without reference to a specific month in such year, then such date shall be deemed to be the last Business Day in such month or year, as applicable.

12.11 Further Acts. Lennar Concord and Manager shall execute such other documents and perform such other acts as may be reasonably necessary or appropriate and/or helpful to carry out the purposes of this Agreement.

12.12 Authority. Each Party represents to the other Party that the individual executing this Agreement on behalf of such Party holds the office and/or position in the applicable Entity reflected on the signature block for such individual, and has full right and power and has been duly and legally authorized to act on behalf of such Entity in executing and entering into this Agreement on behalf of such Party.

12.13 [INTENTIONALLY OMITTED].

12.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be deemed an original, and all of which together shall constitute one and the same instrument. This Agreement shall become effective when the Parties have duly executed and delivered signature pages of this Agreement to each other. Delivery of this Agreement may be effectuated by hand delivery, mail, overnight courier or electronic communication (including by PDF sent by electronic mail, facsimile or similar means of electronic communication). Any signatures (including electronic signatures) delivered by electronic communication shall have the same legal effect as physically delivered original signatures.

12.15 Confidentiality. Each Party expressly acknowledges and agrees that the terms of this Agreement and the materials created by the Parties in connection herewith constitute confidential information, and, in any event, each Party hereby agrees not to disclose such terms and materials to any Person except: (a) to the extent required by applicable disclosure, securities, partnership or other laws or other governmental, court or quasi-governmental disclosure requirements (including requirements of any stock exchange or self-regulating organization), as determined in the reasonable judgment of such Party following consultation with its legal counsel; (b) as such Party reasonably determines is reasonably required in order to perform its obligations under this Agreement, including in order to obtain any consents or approvals to the transactions contemplated hereby; (c) for disclosures that may be necessary to one or more professional advisers, owners, lenders, and/or employees of such Party; (d) for disclosures required in connection with the preparation and filing of any tax return or regulatory filing of such Party; or (e) with the approval of the other Party; except, with respect to clauses (b) or (c), unless such disclosure is expressly prohibited by the Party first disclosing the applicable materials.

12.16 Survival. Any right or obligation arising out of or accruing in connection with the terms of this Agreement attributable to events or circumstances occurring in whole or in any part prior to termination of this Agreement, and any provision of this Agreement that by the express provisions of this Agreement is intended to survive termination of this Agreement, shall survive the termination or expiration of this Agreement.

12.17 Costs and Expenses. Except as may be expressly provided otherwise in this Agreement, each Party shall be responsible for its own costs and expenses in connection with the negotiation and performance of this Agreement.

12.18 Notices. Whenever any notice or any other communication is required or permitted to be given under any provision of this Agreement (as, for example, where a Party is permitted or required to “notify” the other Party), such notice or other communication shall, except as otherwise set forth in the Payment Processing Deadlines and Protocols or the Lennar Concord Submittals Protocols, be in writing, signed by or on behalf of the Party giving the notice or other communication, and shall be deemed to have been given on the earliest to occur of (a) the date of the actual delivery, (b) if mailed, three (3) Business Days after the date mailed by certified or registered mail, return receipt requested, with postage prepaid, (c) if sent with a reputable air or ground courier service, fees prepaid, the date on which such courier represents such notice will be available for delivery, or (d) if by facsimile, on the day of sending such facsimile if sent before 5:00 p.m. California time on a Business Day (and, otherwise, on the next Business Day), in each case to the respective address(es) of the Party to whom such notice is to be given as set forth below, or at such other address of which such Party shall have given notice to the other Party as provided in this Section 12.18. Any such notice or other communication sent by facsimile must also be confirmed within two (2) Business Days by delivering such notice or other communication by one of the other means of delivery set forth in this Section 12.18, unless the receiving Party actually responds to such notice or other communication (provided, that an automated read receipt or similar automated response shall not constitute response for purposes of the foregoing). Legal counsel for any Party may give notice on behalf of such Party. The Parties intend that the requirements of this Section 12.18 cannot be waived or varied by course of conduct. Any reference herein to the date of receipt, delivery, or giving, or effective date, as the case may be, of any notice or communication shall refer to the date such communication is deemed to have been given under the terms of this Section 12.18. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given under this Section 12.18 shall be deemed to constitute receipt of notice or other communication sent.

If to Lennar Concord:

Lennar Concord, LLC
c/o Lennar Corporation
25 Enterprise Drive, Suite 400
Aliso Viejo, California 92656
Attention: Jon Jaffe
Joan Mayer

with copies to:

Lennar Concord, LLC c/o
Lennar Corporation 700 NW
107th Avenue Miami, Florida
33172 Attention: Mark
Sustana, General Counsel

And

Bilzin Sumberg Baena Price & Axelrod LLP
1450 Brickell Avenue, Suite 2300
Miami, Florida 33131
Attn: Steven D. Lear, Esq.
Facsimile: 305.351.2232

If to Manager:

TSC Management Co., LLC
One Sansome Street, Suite 3200
San Francisco, California 94104
Attention: Kofi Bonner
Facsimile: 415.995.1778

with a copy to:

TSC Management Co., LLC
25 Enterprise, Suite 300
Aliso Viejo, California 92656
Attention: Legal Notices
and a copy to:

Paul Hastings LLP
55 Second Street, 24th Floor
San Francisco, California 94105
Attention: David A. Hamsher
Facsimile: 415.856.7123

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Lennar Concord and Manager have caused this Agreement to be executed as of the Effective Date.

LENNAR CONCORD:	LENNAR CONCORD, LLC,
a Delaware limited liability company

	By:	Lennar Homes of California, Inc.
a California corporation
its sole member

	By:	/s/ Sandy Goldberg
	Name:	Sandy Goldberg
	Title:	Vice President

MANAGER:	TSC
MANAGEMENT CO., LLC,
a Delaware limited liability company

By:
	Name:	Kofi Bonner
	Title:	President

IN WITNESS WHEREOF, Lennar Concord and Manager have caused this Agreement to be executed as of the Effective Date.

LENNAR CONCORD:	LENNAR CONCORD, LLC,
a Delaware limited liability company

	By:	Lerma’. Homes of California, Inc.
a California corporation its sole member

By:
	Name:	Sandy Goldberg
	Title:	Vice President

MANAGER:		TSC MANAGEMENT CO., LLC,
a Delaware limited liability company

	By:	/s/ Kofi Bonner
Name:
Kofi Bonner
Title: President

EXHIBIT A

Included Services

1. assisting Lennar Concord in the negotiation of and approval recommendations of all necessary or appropriate contracts and subcontracts for planning, designing, budgeting, and obtaining Entitlements on behalf of Lennar Concord in accordance with the Project Requirements, including the following:

(a) assisting Lennar Concord in engaging and retaining on Lennar Concord’s behalf such Independent Contractors as are necessary or appropriate to obtain the Entitlements or perform the Services; and

(b) preparing, negotiating and approving contracts with Architects/Engineers and Project Consultants.

2. preparing or causing to be prepared and filing or causing to be filed all required documents necessary or appropriate to obtain the Governmental Approval of all Entitlements by all applicable Governmental Entities; securing and maintaining or causing to be secured and maintained (with the cooperation of Lennar Concord), all Entitlements;

3. providing Lennar Concord with copies of all material submittals to, and all material correspondence to and from, the applicable Governmental Entities with respect to the processing of the Entitlements, or providing written notice to Lennar Concord that a copy of the material submittals is available for review in the office of Manager or delivering a copy of such material submittals to the office of Lennar Concord;

4. conducting and supervising all dealings with any Governmental Entities having jurisdiction over the Entitlements;

5. providing Lennar Concord with reasonable prior notice of and an opportunity to attend all public hearings with any Governmental Entities with respect to the processing of the Entitlements;

6. if Manager determines that a third-party provider of labor, material or services to the Entitlements is not properly performing the services such third party is required to perform, recommending appropriate action to Lennar Concord so that Lennar Concord may elect to take or not take such remedial action as Manager deems necessary or appropriate to remedy such circumstance;

7. assisting Lennar Concord in identifying potential strategic partnerships related to the development or use of the Project;

8. providing administration and coordination of the submittal of Claims with respect to the Project Contracts and submittal and resolution of insurance Claims;

9. reviewing and making Approval recommendations for applications for payments and making recommendations to Lennar Concord for payment or nonpayment for all

Independent Contractors, vendors, Architects/Engineers and other Persons engaged in obtaining the Entitlements and notifying Lennar Concord of any material variances in conjunction with the Approval recommendations;

10. notifying Lennar Concord promptly following Manager obtaining knowledge of any event or circumstance that Manager expects to have a material adverse effect on obtaining the Entitlements or liability of Lennar Concord (or any of its Affiliates) in connection therewith, including any material breach by any Independent Contractor or other Person performing any services in connection with obtaining the Entitlements on behalf of Lennar Concord;

11. submitting certificates of insurance from Independent Contractors to EBIX for review in order to verify required insurance is carried, including renewals, and assisting Lennar Concord to remedy certificates flagged rejected or as deficient by EBIX, as described further on Exhibit F;

12. on request of Lennar Concord, providing reasonable assistance to Lennar Concord, but not taking the lead role or directing (which shall be performed in all events by Lennar Concord or its Affiliate), in connection with any mediation, litigation or other formal dispute resolution to which Lennar Concord is a party with respect to Claims related to the Entitlements, including providing reasonably requested information and documentation and using commercially reasonable efforts to obtain testimony from Manager’s or its Employer Affiliates’ employees that assisted in the performance of the Services hereunder, providing information to and otherwise assisting in preparing expert witnesses and reviewing factual descriptions in filings;

13. notifying Lennar Concord promptly following Manager obtaining knowledge of any event or circumstance that Manager expects to have a material adverse effect on obtaining the Entitlements;

14. on request of Lennar Concord, assisting in analyzing potential alternative Project plans, reasonably Approved by Manager, to pursue for the Entitlements and preparing alternative analytics for such alternatives, including modeling financial proformas; and

15. arranging for, obtaining, reviewing and evaluating all known surveys, tests, inspections, engineering, plot plans and other documents and analyses of the property that may be necessary or appropriate to obtain the Entitlements.

2

EXHIBIT B

Excluded Services

1.	Without limiting Section 2.5.4 of this Agreement, preparing any business plan required under Lennar Concord’s operating agreement or for any direct or indirect owner of Lennar Concord;

2.	Performing any insurance review, analysis, reporting, or other insurance/risk management services, including claims reporting, except as otherwise provided in Exhibit A and Exhibit F;

3.	Performing any legal services, including any review or analysis of any legal rights or obligations of Lennar Concord or applicable counterparties under agreements to which Lennar Concord is a party and providing any advice on potential legal remedies that may be available or imposed on or by Lennar Concord (other than providing factual information in the possession or control of Manager as requested by Lennar Concord);

4.	Undertaking any services that would require a real estate broker’s license under applicable law;

5.	Performing any activities for which a law license or license with the State Bar of California is required; and

6.	Taking the lead role or directing on behalf of Lennar Concord in any mediation, litigation or other formal dispute resolution with respect to Claims related to the Entitlements or the pursuit of the Project.

1

EXHIBIT C

Lennar Concord and Manager Representatives

Lennar Concord Representatives

•	Jonathan Jaffe

•	Sandy Goldberg

Manager Representatives

•	Kofi Bonner

•	Ivy Greaner

1

EXHIBIT D

Initial Budget

[attached]

1

A	B C	D G	H	I	J	K	L	M	N	O	P	Q	R	S	T	U	V	W	X	Y	Z	AA	AB	AC	AD
1 Concord Naval Weapons Station
2 Two Year Pre-Development Budget
3 In ($000’s)
4
5
6	TOTAL	May-16	Jun-16	Jul-16	Aug-16	Sep-16	Oct-16	Nov-16	Dec-16	Jan-17	Feb-17	Mar-17	Apr-17	May-17	Jun-17	Jul-17	Aug-17	Sep-17	Oct-17	Nov-17	Dec-17	Jan-18	Feb-18	Mar-18	Apr-18

7
8 DUE DILIGENCE
9 Title	$50	25		25																				25
10 Finance Plan/Fiscal Analysis (City/Economic)	$229	$35		$35	$15	$15				$15	$15				$25	$25				$25	$25	$15	$15		$4
11 EIR + Shadow EIR	$2,150								$250				$250	$100	$100		$400	$100		$400			$300		$250
12 Evaluate Existing Reports (Soils, Water, Energy, etc.)	$150	$50		$100	$25	$25
13
14 BUSINESS DEVELOPMENT/FINANCE
15 Business Development /CNWS	$50			$25				$25
16 Public Finance	$50													$25				$25
17 Bart Negotiations	$100							$25				$25					$25				$25
18
19 PLANNING
20 City Staff (Outside Cousel, Staff Time)	$1,250	$475		$475						$25				$150			$250			$200			$150
21 Planning (Planners/Architects/Community Meetings)	$855	$30	$30	$85	$25	$35	$35	$35	$35	$50	$50	$50	$35	$35	$35	$35	$35	$35	$35	$35	$35	$35	$35	$35	$35
22 Engineering (Civil, Geotech, Energy)	$1,235			$15	$35	$35	$35	$35	$35	$50	$50	$50	$50	$75	$75	$75	$75	$75	$75	$75	$75	$75	$70	$50	$50
23 Community Meetings/Branding/Presentations	$615	$15	$15	$45	$20	$20	$20	$20	$15	$30	$35	$100	$100	$15	$15	$15	$15	$20	$20	$20	$30	$30	$30
24
25 LEGAL
26 Legal (Excluding Remediation)	$1,960	$50	$50	$150	$50	$50	$50	$50	$60	$65	$70	$100	$125	$75	$75	$100	$150	$150	$65	$65	$75	$75	$100	$125	$135
27 Negotiating DDA/DA/EIR/Specific Plan
28 Entitlement Consultant	$495	$10		$25	$30	$30	$30	$30	$30	$30	$30	$30	$30	$30	$30	$30	$30	$20	$20	$20	$20
29 Legal - Subdivision Mapping
30 Legal - Navy & Remediation	$690			$35	$35	$35	$35	$35	$35	$35	$35	$25	$25	$25	$25	$35	$35	$35	$25	$25	$35	$35	$35	$25	$25
31 Remediation (Experts)	$430					$25	$25	$25	$20	$20	$20	$20	$20	$20	$20	$25	$25	$25	$20	$20	$20	$20	$20	$20	$20
32 Business Legal/Political	$840	$35	$35	$105	$35	$35	$35	$35	$35	$35	$35	$35	$35	$35	$35	$35	$35	$35	$35	$35	$35	$35	$35	$35	$35
33 City/Community Strategist	$180	$7.5	$7.5	$22.5	$7.5	$7.5	$7.5	$7.5	$7.5	$7.5	$7.5	$7.5	$7.5	$7.5	$7.5	$7.5	$7.5	$7.5	$7.5	$7.5	$7.5	$7.5	$7.5	$7.5	$7.5
34 Navy Advisor	$180	$7.5	$7.5	$22.5	$7.5	$7.5	$7.5	$7.5	$7.5	$7.5	$7.5	$7.5	$7.5	$7.5	$7.5	$7.5	$7.5	$7.5	$7.5	$7.5	$7.5	$7.5	$7.5	$7.5	$7.5
35 Litigation
36
37 MARKETING
38 Market Study Consultant (Resi/Commercial)	$250						$10	$10	$10	$10	$10	$10	$10	$15	$15	$15	$15	$15	$15	$15	$15	$15	$15	$15	$15
39 Market Study Report	$50							$25					$25
40
41 OFFICE
42 Concord Office commencing 1/1/17	$113							6.25	6.25	6.25	6.25	6.25	6.25	6.25	6.25	6.25	6.25	6.25	6.25	6.25	6.25	6.25	6.25	6.25	6.25
43 Staffing (Dedicated VP, CD, PM, PP, FA, Admin, Existing Allocations)	$3,944	$78	$78	$241	$85	$85	$85	$85	$85	$100	$150	$200	$200	$219	$219	$219	$219	$219	$219	$219	$219	$219	$219	$219	$219
44 Misc Expenses (Furniture, Supplies, Transportation)	$98	$1		$2	$1	$1	$76	$1	$1	$1	$1	$1	$1	$1	$1	$1	$1	$1	$1	$1	$1	$1	$1	$1	$1
45 Charitable Contributions	$200	$10		$10	$10	$20		$10	$20		$10	$20			$20		$10	$20		$10	$20			$20
46
47 OPERATIONS
48 Operating under Interim Lease	$180							$10	$10	$10	$10	$10	$10	$10	$10	$10	$10	$10	$10	$10	$10	$10	$10	$10	$10
49 Permitting
50
51 OTHER	$0
52
53
54	$16,344	$733	$319	$1,418	$381	$426	$451	$477	$662	$497	$542	$697	$937	$851	$721	$641	$1,351	$806	$561	$1,196	$661	$586	$1,056	$601	$820
55
56 *NOTE - THE JULY 2016 COLUMN INCLUDES MAY, JUNE AND JULY 2016. THE MAY AND JUNE 2016 COLUMNS SHOWN AND HIGHLIGHTED IN BLUE WERE NOT INCLUDED IN THE TOTAL

EXHIBIT E

Payment Processing Deadlines and Protocols

[attached]

1

EXHIBIT E

Payment Processing Deadlines and Protocols

Consultant and Contractor Invoices

Responsible Party
Step	Event	Manager	Lennar Concord

1	Invoice is received by Manager via mail or e-mail.	FivePoint SF Accounts Payable	N/A

3	Manager’s Director of Development will review and approve invoice as necessary after approval by Manager’s Project Manager. Approved invoice forwarded back to Accounts Payable.	Director of Development	N/A

4	Approved invoice by Project Manager and Supervisor sent to Lennar Concord for approval and processing.	FivePoint SF Accounts Payable - Terry Miller	Western Reginal Director of Unconsolidated Accounting - Beth Beecher

6	Once invoice is approved at designated level - invoice to regional operating center (ROC) for processing.	N/A	Aliso Viejo

7	Invoices are forwarded to ROC for entry into JD Edwards Accounting System.	N/A	Aliso Viejo

8	ROC forwards Cash Requirements, PGER and PAR to Division for all open invoices.	N/A	Aliso Viejo

9	Division reviews Cash Requirements, PGER and PAR reports to approve weekly check run; forwards reviewed reports back to ROC.	N/A	Lennar

11	Miami processes check run; returns checks and payment register to Aliso Viejo.	N/A	Lennar - Miami Check processing

12	Aliso Viejo receives checks; checks are reviewed against payment register and mailed out to vendors.	N/A	Western Reginal Director of Unconsolidated Accounting - Beth Beecher

Manager Invoices

Responsible Party
Step	Event	Manager	Lennar Concord

1	Manager sends to Lennar Concord an invoice once per month for the Management Fee and for any reimbursement of costs paid by Manager, along with supporting documentation for any reimbursements claimed.	Manager’s Controller - Keith Reheis	Western Reginal Director of Unconsolidated Accounting - Beth Beecher

2	Lennar Concord reviews and approves invoice for payment.	Manager’s Controller - Keith Reheis	Western Reginal Director of Unconsolidated Accounting - Beth Beecher

Current as of August 31, 2016.

Subject to revision under Section 3.2.

EXHIBIT F

Lennar Concord Submittals Protocols

[attached]

1

EXHIBIT F

Lennar Concord Submittals Protocols

Responsible Party
Event	Manager	Lennar Concord

Entitlement applications (such as Major Phase and Sub Phase applications, CA Map Act applications, etc.) with recommendations for Lennar Concord’s approval and signature.	Director of Development	Sandy Goldberg

Grant applications (such as transportation funding, etc.) - Manager submits recommendations to Lennar Concord with grant application summary information prior to submission to grantor agency, for Lennar Concord approval and signature.	Project Manager	Sandy Goldberg

Special development opportunities and potential strategic partnerships with final approval of transaction to be by Lennar Concord executives.	Director of Development	Sandy Goldberg

Current as of August 31, 2016.

Subject to revision under Section 4.2.

Processes: CONTRACTS

Contracts				Amendments/Change Orders/Purchase Orders
		Responsible Party				Responsible Party
Step	Event	Manager	Lennar Concord	Step	Event	Manager	Lennar Concord

1	Project Manager negotiates a proposal with the vendor through a required and applicable bid or other process.	Project Manager	N/A	1	Project Manager negotiates amendments/ change order/proposals/purchase orders with the vendor.	Project Manager	N/A

2	Project Manager to obtain supervisor and then Lennar approval for the proposal.	Project Manager / Project Manager’s Supervisor	Executive Director of Accounting - Harry Gordon or Western Regional Director of Unconsolidated Accounting - Beth Beecher	2	Project Manager to obtain supervisor and then Lennar approval for the amendment/change order/proposal/purchase order.	Project Manager / Project Manager’s Supervisor	Executive Director of Accounting - Harry Gordon or Western Regional Director of Unconsolidated Accounting - Beth Beecher

3	Lennar Concord to provide Manager with Lennar Concord’s approved contract forms, including Lennar Concord approved insurance provisions and limits, for Manager to use in securing a contract with a vendor.	Contracts Department - Althea Dryer	Contracts Department	3	Project Manager and Contracts Manager negotiates amendment/change order/proposal/purchase order with vendor. If outside counsel is required, Lennar Concord will direct counsel and keep Manager directly involved in the process.	Project Manager/Contracts Manager	Sandy Goldberg

4	Project Manager and Contracts Manager negotiates contract with vendor. Should outside counsel be required, Lennar Concord shall designate counsel that Manager should initiate the contract with and then Lennar Concord will direct counsel, keeping Manager directly involved in the process.	Project Manager/Contracts Manager	Sandy Goldberg	4	Contracts Manager submits to Lennar the final redline of the amendment/change order/proposal/purchase order, the Document Approval Request form, and such other forms as the parties agree to. After approvals, then said agreements will be executed by the vendor and returned for Lennar Concord’s execution.	Contracts Manager - Althea Dryer	Sandy Goldberg

5	Contracts Manager submits to Lennar the final redline of the contract for Lennar Concord approval, the Document Approval Request form, and such other forms as the parties agree to. After approvals, then contract(s) will be executed by the vendor and returned for Lennar Concord’s execution.	Contracts Manager	Sandy Goldberg	5	After full execution by Lennar Concord and vendor, Manager’s Contracts Department delivers a copy of the completed amendment/change order/proposal/purchase order to Manager’s Accounts Payable.	Contracts Department/Accounting Department	N/A

6	After full execution by Lennar Concord and vendor, Manager’s Contracts Department delivers a copy of the completed contract package to Accounts Payable.	Contracts Department/Accounting Department	N/A	6	Manager’s Accounts Payable processes the invoice provided by vendor.	Accounting Department	Lennar Payables Department

7	Accounts Payable processes the first invoice provided by vendor. (See Payment Processing deadlines and Protocols for payment procedures).	Accounting Department	Lennar Payables Department

*NOTE: Please note that any proposal that is less than $10,000, will follow the same process as outlined in Amendments/Change Orders/Purchase Orders and not be required to have a formal contract as outlined in the Contracts Process section.

Current as of August 31, 2016.

Subject to revision under Section 4.2.

Processes: INSURANCE

Responsible Party
Event	Manager	Lennar Concord

Manager receives Certificates of Insurance and submits them to EBIX for review. If a certificate is rejected or flagged as deficient by EBIX, Manager notifies Lennar Concord and then works with the vendor and Lennar Concord to remedy the issue, by contacting the vendor to get the issue(s) resolved and to submit proper insurance certificate endorsements and information so Manager can upload same to EBIX. If the vendor does not comply, Manager will provide that information to Lennar Concord so Lennar Concord can direct its response.	Anne Nevard, Risk Management Consultant. Lennar Concord to approve any insurance waivers.	Sandy Goldberg, Brian Olin

If a vendor requests changes to Lennar Concord’s insurance requirements in Lennar Concord’s pre-approved construction contract or consultant agreement, Manager will notify Lennar Concord. Lennar Concord retains the sole right to approve or disapprove any insurance waivers	Anne Nevard, Risk Management Consultant	Sandy Goldberg, Contract Manager, Brian Olin

If Manager becomes aware of an incident at the Project site, it will prepare or ask Lennar Concord’s vendor working at the site to prepare an incident report (on a form mutually developed by Manager and Lennar Concord) and send such report to Lennar Concord so Lennar Concord can direct its response.	Manager’s SF Contracts Team/Manager’s Risk Management Consultant	Sandy Goldberg, Brian Olin, Contract Manager, Rhonda Mosley

If Manager receives a letter or other correspondence asserting a claim against Lennar Concord with respect to the Project, it will send such written claim to Lennar Concord for Lennar Concord to direct a response.	Manager’s SF Contracts Team/Manager’s Risk Management Consultant	Sandy Goldberg, Brian Olin, Rhonda Mosley

Manager shall provide all Project information it possesses to Lennar Concord to place insurance for the Project, including but not limited to construction values, schedules, and information required by insurance underwriters.	Contracts Department	Rhonda Mosley or as directed

Current as of August 31, 2016.

Subject to revision under Section 4.2.

Processes: BUDGET APPROVAL & BUDGET AMENDMENTS

Responsible Party
Step	Event	Manager	Lennar Concord

1	Manager prepares Budget and Schedule of Performance and submits to Lennar Concord for Approval. Expenditures for soft and hard costs, including change orders require signature but not approval if cost was budgeted for in the Budget and Schedule of Performance.	Vickie Nyland	Sandy Goldberg

3	Manager incorporates soft cost schedule of values and or pay applications and provides requesting entity appropriate paperwork documenting changes for Lennar Concord approval.	FivePoint CFO	Sandy Goldberg

4	Lennar Concord provides for funding of additional amount requested and approved.	N/A	Sandy Goldberg

Note	Additions to Budget and Schedule of Performance require approval by Lennar Concord. Approval must include cost plan to why or what caused the impact and a Schedule of Delays).	Vickie Nyland	Sandy Goldberg

Current as of August 31, 2016.

Subject to revision under Section 4.2.